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As filed with the Securities and Exchange Commission on September 24, 2012

Registration No. 333-183641

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEAN HARBORS, INC.
(Exact name of Registrant as specified in its charter)
(See table of additional Guarantor Registrants on next page)

Massachusetts (State or other jurisdiction of incorporation or organization)	4953 (Primary Standard Industrial Classification Code Number)	04-2997780 (I.R.S. Employer Identification Number)

42 Longwater Drive
Norwell, Massachusetts 02161-9149
(781) 792-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
(See inside front cover for information regarding Guarantor Registrants.)

C. Michael Malm, Esq.
Davis, Malm & D'Agostine, P.C.
One Boston Place
Boston, Massachusetts 02108
Telephone: (617) 367-2500
Telecopy: (617) 523-6215
(Address, including zip code, and telephone number, including area code, of agent for service of process)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a small reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provisions relied upon in conducting this transaction:

    Exchange
    Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

    Exchange
    Act Rule 14d(d) (Cross-Border Third Party Tender Offer)    ☐

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Guarantor Registrants

Exact name of Guarantor Registrants as specified in its charter	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Numbers	I.R.S. Employer Identification Number
Altair Disposal Services, LLC	Delaware	4953	56-2295310
ARC Advanced Reactors and Columns, LLC	Delaware	4953	26-4260688
Baton Rouge Disposal, LLC	Delaware	4953	56-2295315
Bridgeport Disposal, LLC	Delaware	4953	56-2295319
CH International Holdings, LLC	Delaware	4953	47-0942135
Clean Harbors Andover, LLC	Delaware	4953	56-2295323
Clean Harbors Antioch, LLC	Delaware	4953	02-0646441
Clean Harbors Aragonite, LLC	Delaware	4953	02-0646449
Clean Harbors Arizona, LLC	Delaware	4953	56-2295308
Clean Harbors Baton Rouge, LLC	Delaware	4953	56-2295309
Clean Harbors BDT, LLC	Delaware	4953	56-2295313
Clean Harbors Buttonwillow, LLC	Delaware	4953	56-2295316
Clean Harbors Catalyst Technologies, LLC	Delaware	4953	32-0003075
Clean Harbors Chattanooga, LLC	Delaware	4953	56-2295318
Clean Harbors Clive, LLC	Delaware	4953	56-2295229
Clean Harbors Coffeyville, LLC	Delaware	4953	56-2295320
Clean Harbors Colfax, LLC	Delaware	4953	56-2295321
Clean Harbors Deer Park, LLC	Delaware	4953	48-1263743
Clean Harbors Deer Trail, LLC	Delaware	4953	56-2295327
Clean Harbors Development, LLC	Delaware	4953	30-0471576
Clean Harbors Disposal Services, Inc.	Delaware	4953	04-3667165
Clean Harbors El Dorado, LLC	Delaware	4953	94-3401916
Clean Harbors Environmental Services, Inc.	Massachusetts	4953	04-2698999
Clean Harbors Exploration Services, Inc.	Nevada	4953	84-1713357
Clean Harbors Florida, LLC	Delaware	4953	56-2295283
Clean Harbors Grassy Mountain, LLC	Delaware	4953	56-2295286
Clean Harbors Industrial Services, Inc.	Delaware	4953	52-2339707
Clean Harbors Kansas, LLC	Delaware	4953	56-2295290
Clean Harbors Kingston Facility Corporation	Massachusetts	4953	04-3074299
Clean Harbors LaPorte, LLC.	Delaware	4953	48-1263744
Clean Harbors Laurel, LLC	Delaware	4953	56-2295292
Clean Harbors Lone Mountain, LLC	Delaware	4953	56-2295299
Clean Harbors Lone Star Corp.	Delaware	4953	06-1655334
Clean Harbors Los Angeles, LLC	Delaware	4953	56-2295303
Clean Harbors (Mexico), Inc.	Delaware	4953	56-2294684
Clean Harbors of Baltimore, Inc.	Delaware	4953	23-2091580
Clean Harbors of Braintree, Inc.	Massachusetts	4953	04-2507498
Clean Harbors of Connecticut, Inc.	Delaware	4953	06-1025746
Clean Harbors Pecatonica, LLC	Delaware	4953	56-2295314
Clean Harbors PPM, LLC	Delaware	4953	56-2295269
Clean Harbors Recycling Services of Chicago, LLC	Delaware	4953	36-4599645
Clean Harbors Recycling Services of Ohio, LLC	Delaware	4953	36-4599643
Clean Harbors Reidsville, LLC	Delaware	4953	56-2295199
Clean Harbors San Jose, LLC	Delaware	4953	56-2295202
Clean Harbors Services, Inc.	Massachusetts	4953	06-1287127
Clean Harbors Tennessee, LLC	Delaware	4953	56-2295205

2

Exact name of Guarantor Registrants as specified in its charter	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Numbers	I.R.S. Employer Identification Number
Clean Harbors Westmorland, LLC	Delaware	4953	56-2295208
Clean Harbors White Castle, LLC	Delaware	4953	56-2295210
Clean Harbors Wilmington, LLC	Delaware	4953	13-4335799
Crowley Disposal, LLC	Delaware	4953	06-1655356
Disposal Properties, LLC	Delaware	4953	56-2295213
DuraTherm, Inc.	Delaware	4953	26-1821662
GSX Disposal, LLC	Delaware	4953	56-2295215
Hilliard Disposal, LLC	Delaware	4953	56-2295217
Murphy's Waste Oil Service, Inc.	Massachusetts	4953	04-2490849
Peak Energy Services USA, Inc.	Delaware	4953	98-0429483
Plaquemine Remediation Services, LLC	Delaware	4953	56-2295280
Roebuck Disposal, LLC	Delaware	4953	56-2295219
Sanitherm USA, Inc.	Delaware	4953	68-0678615
Sawyer Disposal Services, LLC	Delaware	4953	56-2295224
Service Chemical, LLC	Delaware	4953	56-2295322
Spring Grove Resource Recovery, Inc.	Delaware	4953	76-0313183
Tulsa Disposal, LLC	Delaware	4953	56-2295227

        The address, including zip code, and telephone number, including area code, of the principal executive office of each guarantor registrant listed above is the same as those of the Registrant, Clean Harbors, Inc.

3

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 24, 2012

PROSPECTUS

$800,000,000

Clean Harbors, Inc.

5.25% Senior Notes due 2020

        On July 30, 2012, we issued $800.0 million aggregate principal amount of 5.25% Senior Notes due 2020 (the "old notes") in an unregistered private placement under an indenture dated July 30, 2012.

        We are offering to exchange up to $800.0 million aggregate principal amount of 5.25% Senior Notes due 2020 (the "new notes") that we have registered under the Securities Act of 1933 for up to all of the $800.0 million aggregate principal amount of outstanding old notes. This prospectus refers to the new notes and the old notes collectively as the "notes." The old notes are, and the new notes will be, fully and unconditionally and jointly and severally guaranteed by substantially all of our existing and future domestic restricted subsidiaries. The guarantees are, however, subject to customary release provisions under which, in particular, the guarantee of any of our domestic restricted subsidiaries will be released if we sell such subsidiary to an unrelated third party in accordance with the terms of the indenture which governs the notes. Such guarantees of the new notes are securities which have been registered under the Securities Act and are being offered, along with the new notes, by this prospectus in exchange for the old notes and related guarantees.

  The Exchange Offer

  •
  We will exchange an equal principal amount of new notes for all old notes that are validly tendered and not validly withdrawn.

  •
  You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is subject to the satisfaction of limited, customary conditions.

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on                , 2012, unless extended.

  •
  The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  The New Notes

  •
  The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged pursuant to the exchange offer, except that the new notes are registered under the Securities Act and do not contain transfer restrictions, registration rights or provisions for additional interest under certain circumstances.

        See "Risk Factors" beginning on page 9 to read about factors you should consider in connection with the exchange offer.

        Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the new notes and provide us in the letter of transmittal with a signed acknowledgement of this obligation. The letter of transmittal states that by so acknowledging and by delivering a prospectus, any such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with any such resale of new notes. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale of new notes. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2012.

        In this prospectus, unless the context otherwise requires, "we," "our," "us," "Clean Harbors" or the "Company" refers collectively to Clean Harbors, Inc. and its subsidiaries. In this prospectus, all references to our consolidated financial statements include the respective notes thereto. Unless otherwise specified with respect to certain amounts which are stated in Canadian dollars ("Cdn $"), all dollar amounts in this prospectus are in U.S. dollars ($).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Copies of the documents we file with the SEC can be read at the SEC's public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facility.

        We have filed this prospectus with the SEC as part of a registration statement on Form S-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

        We are "incorporating by reference" in this prospectus some of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in specified documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement relating to the exchange offer and prior to the termination of any offering of securities offered by this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011 (as Part II Item 7, Part II Item 8, and Part IV Item 15 in such Annual Report were subsequently superseded or modified through our Report on Form 8-K filed on July 16, 2012);

i

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

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  our definitive Proxy Statement dated March 23, 2012 for our annual meeting of shareholders held on May 7, 2012; and

  •
  our Reports on Form 8-K (other than the copies of press releases furnished as Exhibits 99.1 to certain of such Reports) filed with the SEC on February 22, 2012, March 2, 2012, May 2, 2012, May 10, 2012, July 16, 2012, July 18, 2012, July 30, 2012, August 8, 2012, August 16, 2012 and August 20, 2012.

        Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

        We will provide a copy of the documents we incorporate by reference (other than exhibits, unless the exhibit is specifically incorporated by reference into the filing requested), at no cost, to you if you submit a request to us by writing to or telephoning us at the following address or telephone number:

Clean Harbors, Inc.
42 Longwater Drive
Norwell, Massachusetts 02061-9149
Telephone: (781) 792-5100
Attention: Executive Offices

        If you would like to request any documents, please do so by no later than                    , 2012 in order to receive them before the expiration of the exchange offer.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not making an offer to exchange the new notes for old notes in any jurisdiction where the offer or exchange is not permitted.

Market and Related Information

        We obtained the market and related information used in this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications, such as EI Digest, and other publicly available sources. Industry and general publications and surveys generally state that they have obtained information from sources believed to be reliable. Although we have not independently verified all of the market data and related information contained in this prospectus which we have obtained from third party sources, we believe such data and information is accurate as of the date of this prospectus or the respective earlier dates specified herein.

Forward-Looking Statements

        This prospectus includes "forward-looking statements," as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could" and similar expressions or phrases identify forward-looking statements. Such statements may include, but are not limited to, statements about future financial and operating results, the Company's plans, objectives, expectations and intentions and other statements that are not historical facts.

        All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in the environmental, industrial and energy services industries. Others are more specific to our operations. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

        Factors that may cause actual results to differ from expected results include, among others:

  •
  our ability to manage the significant environmental liabilities that we assumed in connection with prior acquisitions and may assume in connection with future acquisitions;

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  the availability and costs of liability insurance and financial assurance required by governmental entities related to our facilities;

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  general conditions in the oil and gas industries, particularly in the Alberta oil sands and other parts of Western Canada;

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  our ability to integrate into our operations the operations of the companies we have recently acquired and may acquire in the future;

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  the possibility that the expected synergies from our recent acquisitions and any future acquisitions will not be fully realized;

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  exposure to unknown liabilities in connection with acquisitions;

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  the extent to which our major customers commit to and schedule major projects;

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  the unpredictability of emergency response events that may require cleanup and other services by us for uncertain durations of time;

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  our future cash flow and earnings;

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  our ability to meet our debt obligations;

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  our ability to increase our market share;

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  the effects of general economic conditions in the United States, Canada and other territories and countries where we conduct business;

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  the effect of economic forces and competition in specific marketplaces where we compete;

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  the possible impact of new regulations or laws pertaining to all activities of our operations;

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  the outcome of litigation or threatened litigation or regulatory actions;

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  the effect of commodity pricing on our overall revenues and profitability;

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  possible fluctuations in quarterly or annual results or adverse impacts on our results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

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  the effect of weather conditions or other aspects of the forces of nature on field or facility operations;

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  the effects of industry trends in the environmental, energy and industrial services marketplaces; and

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  the effects of conditions in the financial services industry on the availability of capital and financing.

        All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

        See "Risk Factors" in this prospectus for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements and other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized and, even if substantially realized, they may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus, is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and related notes incorporated by reference herein.

 Our Company

        We are a leading provider of environmental, energy and industrial services throughout North America. We serve over 60,000 customers, including a majority of Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies. We have more than 200 locations, including over 50 waste management facilities, throughout North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.

        The wastes that we handle include materials that are classified as "hazardous" because of their unique properties, as well as other materials subject to federal and state environmental regulation. We provide final treatment and disposal services designed to manage hazardous and non-hazardous wastes which cannot be economically recycled or reused. We transport, treat and dispose of industrial wastes for commercial and industrial customers, health care providers, educational and research organizations, other environmental services companies and governmental entities. We also provide industrial maintenance and production, lodging, and exploration services to the oil and gas, pulp and paper, manufacturing and power generation industries throughout North America.

Our Services

        We report our business in four operating segments, consisting of:

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  Technical Services—provides a broad range of hazardous material management services including the packaging, collection, transportation, treatment and disposal of hazardous and non-hazardous waste at Company owned incineration, landfill, wastewater, and other treatment facilities.

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  Field Services—provides a wide variety of environmental cleanup services on customer sites or other locations on a scheduled or emergency response basis including tank cleaning, decontamination, remediation, and spill cleanup.

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  Industrial Services—provides industrial and specialty services, such as high-pressure and chemical cleaning, catalyst handling, decoking, materials handling and industrial lodging services to refineries, oil sands facilities, pulp and paper mills, and other industrial facilities.

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  Oil and Gas Field Services—provides fluid handling, fluid hauling, downhole servicing, surface rentals, exploration mapping and directional boring services to the energy sector serving oil and gas exploration, production, and power generation.

Technical Services and Field Services are included as part of Clean Harbors Environmental Services, and Industrial Services and Oil and Gas Field Services are included as part of Clean Harbors Energy and Industrial Services.

The Environmental Services Industry

        According to industry reports, the hazardous waste disposal market in North America generates total revenues in excess of $2.0 billion per year. We also service the much larger industrial maintenance market. The $2.0 billion estimate does not include the industrial maintenance market, except to the extent that the costs of disposal of hazardous wastes generated as a result of industrial maintenance are included. The largest generators of hazardous waste materials are companies in the chemical, petrochemical, primary metals, paper, furniture, aerospace and pharmaceutical industries.

        The hazardous waste management industry was "created" in 1976 with the passage of the Resource Conservation and Recovery Act, or "RCRA." RCRA requires waste generators to distinguish between "hazardous" and "non-hazardous" wastes, and to treat, store and dispose of hazardous waste in accordance with specific regulations. This new regulatory environment, combined with strong economic growth, increased corporate concern about environmental liabilities, and the early stage nature of the hazardous waste management industry contributed initially to rapid growth in the industry. However, by the mid to late 1990s, the hazardous waste management industry was characterized by overcapacity, minimal regulatory advances and pricing pressure. Since 2001, over one-third of all North American commercial incineration capacity has been eliminated, and we believe that competition has been reduced through consolidation and that new regulations have increased the overall barriers to entry.

        The collection and disposal of solid and hazardous wastes are subject to local, state, provincial and federal requirements and regulations, which regulate health, safety, the environment, zoning and land use. Among these regulations in the United States is the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or "CERCLA," which holds generators and transporters of hazardous substances, as well as past and present owners and operators of sites where there has been a hazardous release, strictly, jointly and severally liable for environmental cleanup costs resulting from the release or threatened release of hazardous substances. Canadian companies are regulated under similar regulations, but the responsibility and liability associated with the waste passes from the generator to the transporter or receiver of the waste, in contrast to provisions of CERCLA.

Recent Developments

Refinancing of 2016 Notes

        On July 13, 2012, we redeemed $30.0 million principal amount of the $520.0 million principal amount of our 7.625% senior secured notes (the "2016 notes") which were outstanding on June 30, 2012 in accordance with the terms of the 2016 notes. On July 16, 2012, we commenced a tender offer to purchase any and all of the $490.0 million aggregate principal amount of 2016 notes which remained outstanding following such partial redemption. On July 30, 2012, we purchased the $339.1 million principal amount of 2016 notes which had been tendered on or prior to 5:00 p.m., New York City time, on July 27, 2012, and called for redemption on August 15, 2012 the $150.9 million principal amount of 2016 notes which had not by then been tendered. We financed that purchase and call for redemption of 2016 notes through a private placement of $800.0 million aggregate principal amount of 5.25% senior unsecured notes due 2020 (the "old notes" as defined in this prospectus) which we also completed on July 30, 2012. We intend to use the approximately $262.8 million of remaining net proceeds from such private placement to finance potential future acquisitions and for general corporate purposes.

        In connection with the tender offer and redemption of the 2016 notes described above, we will record an aggregate $26.4 million loss on early extinguishment of debt, which consists of $21.1 million of purchase, consent and redemption fees and non-cash expenses of $5.3 million, of which $8.8 million related to unamortized financing costs offset partially by $3.5 million of unamortized net premium.

The Exchange Offer

Background	On July 30, 2012, we completed a private placement of the old notes. In connection with that private placement, we entered into a registration rights agreement with Goldman Sachs & Co., the initial purchaser of the old notes, in which we agreed to deliver this prospectus to you and to make the exchange offer.
The Exchange Offer

We are offering to exchange up to $800.0 million aggregate principal amount of our new notes which have been registered under the Securities Act for up to all of the $800.0 million aggregate principal amount of our old notes. You may tender old notes only in integral multiples of $1,000 principal amount.

Resale of New Notes

Based on interpretive letters of the SEC staff to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act if:

• you are acquiring the new notes in the ordinary course of your business for investment purposes;
• you have no arrangement or understanding with any person to participate in the distribution of the new notes; and
• you are not our affiliate as defined under Rule 405 under the Securities Act.
If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Transfer Restrictions	The new notes have been registered under the Securities Act and generally will be freely transferable. We do not intend to list the notes on any securities exchange.

Limited Market

The new notes will be newly issued securities for which there is currently no market. Although the initial purchaser of the old notes has informed us that it intends to make a market in the new notes, it is not obligated to do so and may discontinue market-making at any time without notice. Accordingly, a liquid market for the new notes may not develop or be maintained.

Consequences If You Do Not Exchange Your Old Notes

Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

• an exemption from the requirements of the Securities Act is available to you;
• we register the resale of old notes under the Securities Act; or
• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.
After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances.
Expiration Date	5:00 p.m., New York City time, on , 2012 unless we extend the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to limited, customary conditions, which we may waive.
Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

•

either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent's message from The Depository Trust Company, which we refer to as "DTC," stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your old notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC; and
• all other documents required by the letter of transmittal.
These actions must be completed before the expiration of the exchange offer.
If you hold old notes through DTC, you must comply with its standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

By signing, or by agreeing to be bound by the letter of transmittal, you will be representing to us that:
• you will be acquiring the new notes in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in the distribution of the new notes; and
• you are not our affiliate as defined under Rule 405 under the Securities Act.
See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures for Tendering Old Notes

If you cannot meet the expiration deadline or you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."

Special Procedures for Beneficial Holders

If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the exchange offer expires.
Tax Consequences	The exchange pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "United States Federal Income and Estate Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.
Exchange Agent

U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "The Exchange Offer—Exchange Agent."

Summary Description of the New Notes

        The old notes are, and the new notes will be, governed by an indenture among Clean Harbors, Inc., as the issuer, the guarantors party thereto and U.S. Bank National Association, as trustee. The following is a summary of certain terms of the indenture and the notes and is qualified in its entirety by the more detailed information contained under the heading "Description of the Notes" elsewhere in this prospectus. Furthermore, certain descriptions in this prospectus of provisions of the indenture are summaries of such provisions and are qualified by reference to the indenture.

        The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that:

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  we have registered the new notes under the Securities Act and the new notes will therefore not bear legends restricting their transfer;

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  the new notes will have a different CUSIP number than the old notes; and

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  specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest on the old notes in specified circumstances, will be limited or eliminated.

        The new notes will evidence the same debt as the old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes. This prospectus refers to the old notes and the new notes collectively as the "notes."

Issuer	Clean Harbors, Inc. (the "Issuer").
New Notes Offered	$800,000,000 aggregate principal amount of 5.25% Senior Notes due 2020.
Maturity Date	August 1, 2020.
Interest Payments	Interest on the notes is payable semi-annually in arrears on February 1 and August 1 of each year, commending on February 1, 2013.
Guarantees

The old notes are, and the new notes will be, fully and unconditionally and jointly and severally guaranteed on a senior unsecured basis by substantially all of our existing and future domestic subsidiaries. The guarantees are, however, subject to customary release provisions under which, in particular, the guarantee of any of our domestic restricted subsidiaries will be released if we sell such subsidiary to an unrelated third party in accordance with the terms of the indenture which governs the notes. The old notes are not, and the new notes will not be, guaranteed by our Canadian and other foreign subsidiaries.

Ranking

The old notes are, and the new notes will be, our and the guarantors' unsecured senior obligations. The old notes and the new notes rank equally with our and the guarantors' existing and future senior obligations and will rank senior to any future indebtedness that is specifically subordinated to the notes and the guarantees. The notes are effectively subordinated to all of our and our subsidiaries' secured indebtedness to the extent of the value of the assets securing such debt. The notes are also structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries that are not guarantors of the notes.

As of June 30, 2012, we and our guarantor subsidiaries had no outstanding loans under our revolving credit facility, but we then had $86.5 million of outstanding letters of credit and $10.8 million of capital lease obligations. The notes and the guarantees rank effectively junior to debt (including loans and reimbursement obligations in respect of outstanding letters of credit) under our revolving credit agreement and our capital lease obligations to the extent of the value of the assets securing such secured debt. Furthermore, our non-guarantor subsidiaries had as of June 30, 2012 approximately $167.4 million of total liabilities (excluding intercompany liabilities and debt). The notes and the guarantees rank structurally junior to those obligations of our non-guarantor subsidiaries.

Optional Redemption

We may redeem some or all of the notes at any time on or after August 1, 2016, at the redemption prices described in "Description of the Notes—Redemption—Optional Redemption," plus accrued and unpaid interest to the date of redemption. At any time prior to August 1, 2016, we may also redeem some or all of the notes at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of the Notes—Redemption—Optional Redemption."

At any time prior to August 1, 2016, we may also redeem up to 35% of the aggregate principal amount of all notes issued under the indenture with the net proceeds of certain equity offerings at a redemption price equal to 105.250% of the principal amount of the notes plus accrued and unpaid interest to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of all notes issued under the indenture remains outstanding.

Change of Control

If we experience a Change of Control (as defined under "Description of the Notes—Certain Covenants—Change of Control"), we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants	The indenture governing the notes restricts our ability and the ability of our restricted subsidiaries to, among other things:
• incur or guarantee additional indebtedness (including, for this purpose, reimbursement obligations under letters of credit) or issue certain preferred stock;
• pay dividends or make other distributions to our stockholders;
• purchase or redeem capital stock or subordinated indebtedness;
• make investments;
• create liens;
• incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;
• sell assets, including capital stock of our subsidiaries;
• consolidate or merge with or into other companies or transfer all or substantially all of our assets; and
• engage in transactions with affiliates.
These covenants are subject to a number of important qualifications and exceptions. See "Description of the Notes—Certain Covenants."

If the notes attain investment grade ratings, then our and our restricted subsidiaries' obligation to comply with many of the covenants will be suspended while such investment grade ratings remain in effect. See "Description of the Notes—Certain Covenants—Suspension of Covenants."

RISK FACTORS

        Before you tender your old notes, you should be aware that there are various risks involved in an investment in the notes, including those we describe below. You should consider carefully these risk factors together with all of the information included or referred to in this prospectus before you decide to tender your old notes in this exchange offer.

Risks Related to the Exchange Offer and the Notes

         If you fail to exchange your old notes in accordance with the terms described in this prospectus, you may not be able to sell your old notes.

        Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for your old notes pursuant to the exchange offer only if you satisfy the procedures and conditions described in this prospectus. These procedures and conditions include timely receipt by the exchange agent of your old notes and a properly completed and duly executed letter of transmittal.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, the market for any old notes remaining after the completion of the exchange offer will likely be adversely affected. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes, you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, you may not be able to sell your old notes.

         Even if you accept the exchange offer, you may not be able to sell your new notes in the future at favorable prices.

        There has been no public market for the old notes. Despite our registration of the new notes that we are offering in the exchange offer:

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  the initial purchaser of the old notes is not obligated to make a market in the new notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchaser; and

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  no significant market for the new notes may develop.

        The liquidity of, and trading market for, the new notes may also be adversely affected by, among other things:

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  prevailing interest rates;

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  our operating performance and financial condition;

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  the interest of securities dealers in making a market; and

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  the market for similar securities.

        A real or perceived economic downturn or higher interest rates could therefore cause a decline in the market price of the notes and thereby negatively impact the market for the notes. Because the notes may be thinly traded, it may be more difficult to sell and accurately value the notes. In addition, as has recently been evident in the current turmoil in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire high-yield bond market can experience sudden and sharp price swings, which can be exacerbated by large or sustained sales by major investors in the notes, a high-profile default by another issuer, or a change in the market's psychology regarding high-yield notes. Moreover, if one of the major rating agencies were to lower its credit rating of the notes, the market price of the notes would likely decline.

         Our substantial levels of outstanding debt and letters of credit could adversely affect our financial condition and ability to fulfill our obligations.

        As of June 30, 2012, on an adjusted basis after giving effect to the issuance of the old notes and the discharge of all of our 2016 notes which were outstanding on that date, we and our guarantor subsidiaries had outstanding $800.0 million aggregate principal amount of notes, $10.8 million of capital lease obligations, no revolving loans, and $86.5 million of letters of credit. Our substantial levels of outstanding debt and letters of credit may:

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  adversely impact our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes or to repurchase the notes from holders upon any change of control;

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  require us to dedicate a substantial portion of our cash flow to the payment of interest on our debt and fees on our letters of credit, which reduces the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

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  subject us to the risk of increased sensitivity to interest rate increases based upon variable interest rates, including our borrowings (if any) under our revolving credit facility;

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  increase the possibility of an event of default under the financial and operating covenants contained in our debt instruments; and

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  limit our ability to adjust to rapidly changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions of our business than our competitors with less debt.

        Our ability to make scheduled payments of principal or interest with respect to our debt, including the notes, any revolving loans and our capital leases, and to pay fee obligations with respect to our letters of credit, will depend on our ability to generate cash and on our future financial results. Our ability to generate cash depends on, among other things, the demand for our services, which is subject to market conditions in the environmental, energy and industrial services industries, the occurrence of events requiring major remedial projects, changes in government environmental regulation, general economic conditions, and financial, competitive, regulatory and other factors affecting our operations, many of which are beyond our control. Our operations may not generate sufficient cash flow, and future borrowings may not be available under our revolving credit facility or otherwise, in an amount sufficient to enable us to pay our debt and fee obligations respecting our letters of credit, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow from operations in the future to service our debt and letter of credit fee obligations, we might be required to refinance all or a portion of our existing debt and letter of credit facilities or to obtain new or additional such facilities. However, we might not be able to obtain any such new or additional facilities on favorable terms or at all.

         Despite our substantial levels of outstanding debt and letters of credit, we could incur substantially more debt and letter of credit obligations in the future.

        Although our revolving credit agreement and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness (including, for this purpose, reimbursement obligations under outstanding letters of credit), these restrictions are subject to a number of qualifications and exceptions and the additional amount of indebtedness which we might incur in the future in compliance with these restrictions could be substantial. In particular, we had available at June 30, 2012, up to an additional approximately $163.5 million for purposes of additional borrowings and letters of credit. The indenture governing the notes also allows us to borrow significant amounts of money from other sources. These restrictions would also not prevent us from incurring obligations (such as operating leases) that do not constitute "indebtedness" as defined in the relevant agreements. To the extent we incur in the future additional debt and letter of credit obligations, the related risks will increase.

         The covenants in our debt agreements restrict our ability to operate our business and might lead to a default under our debt agreements.

        Our revolving credit agreement and the indenture governing our notes limit, among other things, our ability and the ability of our restricted subsidiaries to:

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  incur or guarantee additional indebtedness (including, for this purpose, reimbursement obligations under letters of credit) or issue preferred stock;

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  pay dividends or make other distributions to our stockholders;

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  purchase or redeem capital stock or subordinated indebtedness;

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  make investments;

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  create liens;

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  incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

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  sell assets, including capital stock of our subsidiaries;

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  consolidate or merge with or into other companies or transfer all or substantially all of our assets; and

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  engage in transactions with affiliates.

        As a result of these covenants, we may not be able to respond to changes in business and economic conditions and to obtain additional financing, if needed, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. Our revolving credit facility requires, and our future credit facilities may require, us to maintain under certain circumstances specified financial ratios and satisfy certain financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those tests. The breach of any of these covenants could result in a default under our revolving credit facility or future credit facilities. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding under such credit facilities, including accrued interest or other obligations, to be immediately due and payable. If amounts outstanding under such credit facilities were to be accelerated, our assets might not be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

        Our revolving credit agreement and the indenture governing our notes also contain cross-default and cross-acceleration provisions. Under these provisions, a default or acceleration under one instrument governing our debt may constitute a default under our other debt instruments that contain cross-default or cross-acceleration provisions, which could result in the related debt and the debt issued under such other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds might not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell assets and otherwise curtail operations to pay our creditors. The proceeds of such a sale of assets, or curtailment of operations, might not enable us to pay all of our liabilities.

         The notes are structurally subordinated to all debt of our subsidiaries that are not guarantors of the notes and may be effectively subordinated to certain of our and the guarantors' environmental liabilities.

        All of our domestic subsidiaries (other than domestic subsidiaries of our foreign subsidiaries) have guaranteed the notes, but our Canadian and other foreign subsidiaries are not guarantors. Furthermore, the guarantees of our domestic restricted subsidiaries are subject to customary release provisions under which, in particular, the guarantee of any of our domestic restricted subsidiaries will be released if we sell such subsidiary to an unrelated third party in accordance with the terms of the indenture which governs the notes. Noteholders will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. The indenture and our revolving credit facility allow us to incur substantial debt at our foreign subsidiaries, all of which would be structurally senior to the notes and the guaranties to the extent of the assets of those foreign subsidiaries. On June 30, 2012, our non-guarantor subsidiaries had approximately $167.4 million of total liabilities (excluding intercompany liabilities and debt) and held approximately 51.0% of our total assets (excluding intercompany receivables), and for the six months ended June 30, 2012, our non-guarantor subsidiaries generated approximately 45.7% of our consolidated revenues. Furthermore, in the event of a bankruptcy or similar proceeding relating to us or the guarantors, our and their existing and future environmental liabilities may effectively rank senior in right of payment to the notes and the guarantees under certain federal and state bankruptcy and environmental laws.

         Our obligation to repay the notes will be effectively junior to substantially all of our existing and future secured debt and the existing and future secured debt of our subsidiaries.

        The notes are unsecured obligations. The notes rank effectively junior in right of payment to our secured indebtedness, including indebtedness under our revolving credit facility, which is secured by liens on substantially all of our and our domestic subsidiaries' assets and the accounts receivable of our Canadian subsidiaries, and our capital lease obligations. In the event of our bankruptcy, or the bankruptcy of our subsidiaries, holders of any of our or our subsidiaries' secured indebtedness will have claims that are prior to the claims of the noteholders to the extent of the value of the assets securing such secured debt. On June 30, 2012, we had no loans and $86.5 million of letters of credit outstanding under our revolving credit facility and $10.8 million of capital lease obligations. On June 30, 2012, we also had $163.5 million of availability for additional loans and letters of credit under our revolving credit facility.

        If we defaulted on our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured debt were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness or our other idebt, including the notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the notes will be entitled to receive any payment with respect thereto. As a result, the holders of the notes may recover proportionally less than the holders of secured indebtedness.

         A court could subordinate or void the obligations under our subsidiaries' guarantees.

        Under the U.S. federal bankruptcy laws and comparable provisions of state fraudulent conveyance laws, a court could void obligations under the guarantees by our subsidiaries, subordinate those obligations to other obligations of the Guarantors or require you to repay any payments made pursuant to the guarantees, if:

          (1)   fair consideration or reasonably equivalent value was not received in exchange for the obligation; and

          (2)   at the time the obligation was incurred, the obligor:

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    was insolvent or rendered insolvent by reason of the obligation;

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    was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

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    intended to incur, or believed that it would incur, debts beyond its ability to pay them as the debts matured.

The measure of insolvency for these purposes will depend upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent if:

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  the sum of its debts, including contingent liabilities, is greater than the saleable value of all of its assets at a fair valuation;

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  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

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  it could not pay its debts as they become due.

Moreover, regardless of solvency, a court might void the guarantees, or subordinate the guarantees, if it determined that the transaction was made with intent to hinder, delay or defraud creditors.

        Each guarantee by our subsidiaries contains a provision intended to limit the Guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision, however, may not be effective to protect the guarantees by our subsidiaries from attack under fraudulent transfer law or may reduce the Guarantor's obligations to an amount that effectively makes the subsidiary guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found ineffective to protect the guarantees. If one or more of the guarantees were voided or subordinated, after providing for all prior claims, there might not be sufficient assets remaining to satisfy the claims of the holders of the notes.

        The indenture requires that substantially all of our future domestic subsidiaries also must guarantee the notes in the future. These considerations will also apply to any such guarantees.

         We may not have the ability to repurchase the notes upon a change of control as required by the indenture.

        Upon the occurrence of a change of control (as defined in the indenture), the indenture requires us to offer to purchase all of the then outstanding notes at 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. However, upon such a change of control, we may not have sufficient funds available to repurchase all of the notes tendered pursuant to this requirement. In addition, our revolving credit facility limits, and our future credit facilities may limit, our ability to repurchase any of the notes unless certain requirements are satisfied or the lenders thereunder consent. Our failure to repurchase the notes would be a default under the indenture, which would, in turn, be a default under our revolving credit facility and, potentially, other debt. If any debt were to be accelerated, we may be unable to repay these amounts and make the required repurchase of the notes. See "Description of the Notes—Certain Covenants—Change of Control."

         The market valuation of the notes may be exposed to substantial volatility.

        A real or perceived economic downturn or higher interest rates could cause a decline in the market price of the notes and thereby negatively impact the market for the notes. Because the notes may be thinly traded, it may be more difficult to sell and accurately value the notes. In addition, as has recently been evident in the global financial markets, the economic slowdown and the uncertainty over its breadth, depth and duration, the entire high-yield bond market can experience sudden and sharp price swings, which can be exacerbated by large or sustained sales by major investors in the notes, a high-profile default by another issuer, or a change in the market's psychology regarding high-yield notes. Moreover, if one of the major rating corporations were to lower its credit rating of the notes, the market price of the notes would likely decline.

         There is no established trading market for the notes. If an actual trading market does not develop for the notes, you may not be able to resell them quickly for the price that you paid or at all.

        There is no established trading market for the notes and we do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. The initial purchaser has advised us that it intends to make a market in the notes, but it is not obligated to do so. The initial purchaser may discontinue any market-making in the notes and at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes. We also cannot assure you that you will be able to sell your notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your notes at their fair market value, or at all.

        The liquidity of, and trading market for, the notes may also be adversely affected by, among other things:

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  prevailing interest rates;

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  our operating performance and financial condition;

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  the interest of securities dealers in making a market; and

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  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Risks Affecting Both Our Environmental Services and Energy and Industrial Services Businesses

         Our businesses are subject to operational and safety risks.

        Provision of both environmental services and energy and industrial services to our customers involves risks such as equipment defects, malfunctions and failures, and natural disasters, which could potentially result in releases of hazardous materials, injury or death of our employees, or a need to shut down or reduce operation of our facilities while remedial actions are undertaken. Our employees often work under potentially hazardous conditions. These risks expose us to potential liability for pollution and other environmental damages, personal injury, loss of life, business interruption, and property damage or destruction. We must also maintain a solid safety record in order to remain a preferred supplier to our major customers.

        While we seek to minimize our exposure to such risks through comprehensive training programs, vehicle and equipment maintenance programs and insurance, such programs and insurance may not be adequate to cover all of our potential liabilities and such insurance may not in the future be available at commercially reasonable rates. If we were to incur substantial liabilities in excess of policy limits or at a time when we were not able to obtain adequate liability insurance on commercially reasonable terms, our business, results of operations and financial condition could be adversely affected to a material extent. Furthermore, should our safety record deteriorate, we could be subject to a potential reduction of revenues from our major customers.

         Our businesses are subject to significant competition.

        We compete with a large number of companies, which range from large public companies to small operators that provide most of the same or similar services to those we offer. The 2008-2010 downturn in economic conditions, particularly with respect to manufacturing and oil and gas exploration and production, caused increased competition for market share. This competition resulted and could further result in lower prices and reduced gross margins for our services and negatively affect our ability to grow or sustain our current revenue and profit levels in the future.

         Our businesses are subject to numerous statutory and regulatory requirements, which may increase in the future.

        Our businesses are subject to numerous statutory and regulatory requirements, and our ability to continue to hold licenses and permits required for our businesses is subject to maintaining satisfactory compliance with such requirements. These requirements may increase in the future as a result of statutory and regulatory changes. Although we are very committed to compliance and safety, we may not, either now or in the future, be in full compliance at all times with such statutory and regulatory requirements. Consequently, we could be required to incur significant costs to maintain or improve our compliance with such requirements.

         Future conditions might require us to make substantial write-downs in our assets, which would adversely affect our balance sheet and results of operations.

        Periodically, we review our long-lived tangible and intangible assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. We also test our goodwill assets for impairment at least annually on December 31, or when events or changes in the business environment indicate that the carrying value of a reporting unit may exceed its fair value. At the end of each of 2011, 2010 and 2009, we determined that no asset write-downs were required; however, if conditions in either the environmental services or energy and industrial services businesses were to deteriorate significantly, we could determine that certain of our assets were impaired and we would then be required to write-off all or a portion of our costs for such assets. Any such significant write-offs would adversely affect our balance sheet and results of operations.

         Fluctuations in foreign currency exchange rates could affect our financial results.

        We earn revenues, pay expenses, own assets and incur liabilities in countries using currencies other than the U.S. dollar. In fiscal 2011, we recorded 42% of our revenues outside of the United States, primarily in Canada. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, income and expenses as well as assets and liabilities into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other currencies in countries where we operate will affect our results of operations and the value of balance sheet items denominated in foreign currencies. These risks are non-cash exposures. We manage these risks through normal operating and financing activities. We cannot be certain, however, that we will be successful in reducing the risks inherent in exposures to foreign currency fluctuations.

         If we are unable to successfully integrate the businesses and operations of our recent and any future acquisitions and realize synergies in the expected time frame, our future results would be adversely affected.

        We have in the past significantly increased the size of our Company and the types of services we offer to our customers through acquisitions. Since December 31, 2008, we have acquired two public companies (Eveready Inc. in July 2009, and Peak Energy Services Ltd. in June 2011) and 11 private companies (including ten private companies acquired since 2009). We anticipate that we will likely make additional acquisitions in the future.

        Much of the potential benefit of such completed and potential future acquisitions will depend on our integration of the businesses and operations of the acquired companies into our business and operations through implementation of appropriate management and financial reporting systems and controls. We may experience difficulties in such integration, and the integration process may be costly and time-consuming. Such integration will require the focused attention of both Clean Harbors' and acquired companies' management teams, including a significant commitment of their time and resources. The need for both Clean Harbors' and their managements to focus on integration matters could have a material impact on the revenues and operating results of the combined company. The success of the acquisitions will depend, in part, on the combined company's ability to realize the anticipated benefits from combining the businesses of Clean Harbors and the acquired companies through cost reductions in overhead, greater efficiencies, increased utilization of support facilities and the adoption of mutual best practices. To realize these anticipated benefits, however, the businesses of Clean Harbors and the acquired companies must be successfully combined.

        If the combined company is not able to achieve these objectives, the anticipated benefits to us of the acquisitions may not be realized fully or at all or may take longer to realize than expected. It is possible that the integration processes could result in the loss of key employees, as well as the disruption of each company's ongoing business, failure to implement the business plan for the combined company, unanticipated issues in integrating operating, logistics, information, communications and other systems, unanticipated changes in applicable laws and regulations, operating risks inherent in our business or inconsistencies in standards, controls, procedures and policies or other unanticipated issues, expenses and liabilities, any or all of which could adversely affect our ability to maintain relationships with our and the acquired companies' customers and employees or to achieve the anticipated benefits of the acquisitions.

         Our acquisitions may expose us to unknown liabilities.

        Because we have acquired, and expect to acquire, all the outstanding common shares of most of the companies we have previously acquired or may acquire in the future, our investments in those companies are or will be subject to all of their liabilities other than their respective debts which we paid or will pay at the time of the acquisitions. If there are unknown liabilities or other obligations, including contingent liabilities, our business could be materially affected. We may learn additional information about the acquired companies that adversely affects us, such as unknown liabilities or other issues relating to internal controls over financial reporting, issues that could affect our ability to comply with the Sarbanes-Oxley Act or issues that could affect our ability to comply with other applicable laws.

Risks Particularly Affecting Our Environmental Services Business

         We assumed significant environmental liabilities as part of our past acquisitions and may assume additional such liabilities as part of future acquisitions. Our financial condition and results of operations would be adversely affected if we were required to pay such liabilities more rapidly or in greater amounts than we now estimate or may estimate in connection with future acquisitions.

        We have accrued environmental liabilities valued as of June 30, 2012, at $167.5 million, substantially all of which we assumed in connection with our acquisitions of substantially all of the assets of the Chemical Services Division, or "CSD," of Safety-Kleen Corp. in 2002, Teris LLC in 2006, and one of two solvent recycling facilities we purchased from Safety-Kleen Systems, Inc. in 2008. We calculate our environmental liabilities on a present value basis in accordance with generally accepted accounting principles, which take into consideration both the amount of such liabilities and the timing when it is projected that we will be required to pay such liabilities. We anticipate our environmental liabilities will be payable over many years and that cash flows generated from our operations will generally be sufficient to fund the payment of such liabilities when required. However, events not now anticipated (such as future changes in environmental laws and regulations or their enforcement) could require that such payments be made earlier or in greater amounts than now estimated, which could adversely affect our financial condition and results of operations.

        We may also assume additional environmental liabilities as part of further acquisitions. Although we will endeavor to accurately estimate and limit environmental liabilities presented by the businesses or facilities to be acquired, some liabilities, including ones that may exist only because of the past operations of an acquired business or facility, may prove to be more difficult or costly to address than we then estimate. It is also possible that government officials responsible for enforcing environmental laws may believe an environmental liability is more significant than we then estimate, or that we will fail to identify or fully appreciate an existing liability before we become legally responsible to address it.

         If we are unable to obtain at reasonable cost the insurance, surety bonds, letters of credit, and other forms of financial assurance required for our facilities and operations, our business and results of operations would be adversely affected.

        We are required to provide substantial amounts of financial assurance to governmental agencies for closure and post-closure care of our licensed hazardous waste treatment facilities should those facilities cease operation, and we are also occasionally required to post surety, bid and performance bonds in connection with certain projects. As of June 30, 2012, our total estimated closure and post-closure costs requiring financial assurance by regulators were $334.8 million for our U.S. facilities and $22.1 million for our Canadian facilities. We have obtained all of the required financial assurance for our facilities from a qualified insurance company, Zurich Insurance N.A., and its affiliated companies. The closure and post-closure obligations of our U.S. facilities are insured by an insurance policy written by Steadfast Insurance Company (a unit of Zurich Insurance N.A.), which will expire in 2013. Our Canadian facilities utilize surety bonds provided through Zurich Insurance Company (Canada), which expire at various dates throughout 2011. In connection with obtaining such insurance and surety bonds, we have provided to Steadfast Insurance Company $73.5 million of letters of credit which we obtained from our lenders under our revolving credit agreement.

        Our ability to continue operating our facilities and conducting our other operations would be adversely affected if we became unable to obtain sufficient insurance, surety bonds, letters of credit and other forms of financial assurance at reasonable cost to meet our regulatory and other business requirements. The availability of insurance, surety bonds, letters of credit and other forms of financial assurance is affected by our insurers', sureties' and lenders' assessment of our risk and by other factors outside of our control such as general conditions in the insurance and credit markets.

         The environmental services industry in which we participate is subject to significant economic and business risks.

        Our future operating results of our environmental services business may be affected by such factors as our ability to utilize our facilities and workforce profitably in the face of intense price competition, maintain or increase market share in an industry which has experienced significant downsizing and consolidation, realize benefits from cost reduction programs, generate incremental volumes of waste to be handled through our facilities from existing and acquired sales offices and service centers, obtain sufficient volumes of waste at prices which produce revenue sufficient to offset the operating costs of the facilities, minimize downtime and disruptions of operations, and develop our field services business. In particular, economic downturns or recessionary conditions in North America, and increased outsourcing by North American manufacturers to plants located in countries with lower wage costs and less stringent environmental regulations, have adversely affected and may in the future adversely affect the demand for our services. Our hazardous and industrial waste management business is also cyclical to the extent that it is dependent upon a stream of waste from cyclical industries such as the chemical and petrochemical, primary metals, paper, furniture and aerospace industries. If those cyclical industries slow significantly, the business that we receive from those industries is likely to slow.

         A significant portion of our environmental services business depends upon the demand for cleanup of major spills and other remedial projects and regulatory developments over which we have no control.

        Our operations are significantly affected by the commencement and completion of cleanup of major spills and other events, customers' decisions to undertake remedial projects, seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers' spending for remedial activities, the timing of regulatory decisions relating to hazardous waste management projects, changes in regulations governing the management of hazardous waste, secular changes in the waste processing industry towards waste minimization and the propensity for delays in the demand for remedial services, and changes in the myriad of governmental regulations governing our diverse operations. We do not control such factors and, as a result, our revenue and income can vary significantly from quarter to quarter, and past financial performance for certain quarters may not be a reliable indicator of future performance for comparable quarters in subsequent years. In particular, our participation in oil spill response efforts in Yellowstone, Montana generated third party revenues for the year ended December 31, 2011 of $43.6 million, which accounted for approximately 2% of total revenues, and our participation in oil spill response efforts in both the Gulf of Mexico and Michigan generated third party revenues for the year ended December 31, 2010 of $253.0 million, which accounted for approximately 15% of total revenues. We cannot expect such event revenue to reoccur in 2012.

         The extensive environmental regulations to which we are subject may increase our costs and potential liabilities and limit our ability to expand our facilities.

        Our operations and those of others in the environmental services industry are subject to extensive federal, state, provincial and local environmental requirements in both the United States and Canada, including those relating to emissions to air, discharged wastewater, storage, treatment, transport and disposal of regulated materials and cleanup of soil and groundwater contamination. For example, any failure to comply with governmental regulations governing the transport of hazardous materials could negatively impact our ability to collect, process and ultimately dispose of hazardous wastes generated by our customers. While increasing environmental regulation often presents new business opportunities for us, it often also results in increased operating and compliance costs. Efforts to conduct our operations in compliance with all applicable laws and regulations, including environmental rules and regulations, require programs to promote compliance, such as training employees and customers, purchasing health and safety equipment, and in some cases hiring outside consultants and lawyers. Even with these programs, we and other companies in the environmental services industry are routinely faced with governmental enforcement proceedings, which can result in fines or other sanctions and require expenditures for remedial work on waste management facilities and contaminated sites. Certain of these laws impose strict and, under certain circumstances, joint and several liability on current and former owners and operators of facilities that release regulated materials or that generate those materials and arrange for their disposal or treatment at contaminated sites. Such liabilities can relate to required cleanup of releases of regulated materials and related natural resource damages.

        From time to time, we have paid fines or penalties in governmental environmental enforcement proceedings, usually involving our waste treatment, storage and disposal facilities. Although none of these fines or penalties that we have paid in the past has had a material adverse effect upon us, we might in the future be required to make substantial expenditures as a result of governmental proceedings which would have a negative impact on our earnings. Furthermore, regulators have the power to suspend or revoke permits or licenses needed for operation of our plants, equipment, and vehicles based on, among other factors, our compliance record, and customers may decide not to use a particular disposal facility or do business with us because of concerns about our compliance record. Suspension or revocation of permits or licenses would impact our operations and could have a material adverse impact on our financial results. Although we have never had any of our facilities' operating permits revoked, suspended or non-renewed involuntarily, it is possible that such an event could occur in the future.

        Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. In the past, practices have resulted in releases of regulated materials at and from certain of our facilities, or the disposal of regulated materials at third party sites, which may require investigation and remediation, and potentially result in claims of personal injury, property damage and damages to natural resources. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities might trigger compliance requirements that are not applicable to operating facilities. We are currently conducting remedial activities at certain of our facilities and paying a portion of the remediation costs at certain sites owned by third parties. While, based on available information, we believe these remedial activities will not result in a material effect upon our operations or financial condition, these activities or the discovery of previously unknown conditions could result in material costs.

        In addition to the costs of complying with environmental laws and regulations, we incur costs defending against environmental litigation brought by governmental agencies and private parties. We are now, and may in the future be, a defendant in lawsuits brought by parties alleging environmental damage, personal injury, and/or property damage, which may result in our payment of significant amounts of liabilities.

        Environmental and land use laws also impact our ability to expand our facilities. In addition, we are required to obtain governmental permits to operate our facilities, including all of our landfills. Even if we were to comply with all applicable environmental laws, there is no guarantee that we would be able to obtain the requisite permits from the applicable governmental authorities, and, even if we could, that any permit (and any existing permits we currently hold) will be extended or modified as needed to fit out business needs.

         Future changes in environmental regulations may require us to make significant capital expenditures.

        Changes in environmental regulations can require us to make significant capital expenditures for our facilities. For example, in 2002, the United States Environmental Protection Agency, or "EPA," promulgated Interim Standards of the Hazardous Waste Combustor Maximum Achievable Control Technology, or "MACT," under the Federal Clean Air Act Amendments. These standards established new emissions limits and operational controls on all new and existing incinerators, cement kilns and light-weight aggregate kilns that burn hazardous waste-derived fuels. We have spent approximately $29.6 million since September 7, 2002 in order to bring our Deer Park, Texas and Aragonite, Utah incineration facilities, which we then acquired as part of the CSD assets, and our Kimball, Nebraska facility into compliance with the MACT regulations. Prior to our acquisition in August 2006 of our additional incineration facility in El Dorado, Arkansas, as part of our purchase of all the membership interests in Teris LLC, Teris had spent in excess of $30.0 million in order to bring that facility into compliance with the MACT standards. Future environmental regulations could cause us to make significant additional capital expenditures and adversely affect our results of operations and cash flow.

         If our assumptions relating to expansion of our landfills should prove inaccurate, our results of operations and cash flow could be adversely affected.

        When we include expansion airspace in our calculation of available airspace, we adjust our landfill liabilities to the present value of projected costs for cell closure and landfill closure and post-closure. It is possible that any of our estimates or assumptions could ultimately turn out to be significantly different from actual results. In some cases we may be unsuccessful in obtaining an expansion permit or we may determine that an expansion permit that we previously thought was probable has become unlikely. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, or our belief that we will receive an expansion permit changes adversely in a significant manner, the landfill assets, including the assets incurred in the pursuit of the expansion, may be subject to impairment testing and lower prospective profitability may result due to increased interest accretion and depreciation or asset impairments related to the removal of previously included expansion airspace. In addition, if our assumptions concerning the expansion airspace should prove inaccurate, certain of our cash expenditures for closure of landfills could be accelerated and adversely affect our results of operations and cash flow.

Risks Particularly Affecting Our Energy and Industrial Services Business

         A large portion of our energy and industrial services business is dependent on the oil and gas industry in Western Canada, and declines in oil and gas exploration and production in that region could adversely affect our business.

        Our energy and industrial services business generates well over 50% of its total revenues from customers in the oil and gas industry operating in Western Canada, although a majority of the services we provide to such customers relate to industrial maintenance and oil and gas production and refining which are less volatile than oil and gas exploration. We also provide significant services to customers in the oil and gas industry operating in the United States or internationally and to customers in other industries such as forestry, mining and manufacturing. However, a major portion of the total revenues of our energy and industrial services business remains dependent on customers in the oil and gas industry operating in Western Canada.

        Accordingly, declines in the general level of oil and gas exploration, production and refining in Western Canada could potentially have significant adverse effects on our total revenues and profitability. Such declines occurred in 2008-2009 and could potentially occur in the future if reductions in the commodity prices of oil and gas result in reduced oil and gas exploration, production and refining. Such future declines could also be triggered by technological and regulatory changes, such as those affecting the availability and cost of alternative energy sources, and other changes in industry and worldwide economic and political conditions.

        Many of our major customers in the oil and gas industry conduct a significant portion of their operations in the Alberta oil sands. The Alberta oil sands contain large oil deposits, but extraction may involve significantly greater cost and environmental concerns than conventional drilling. While we believe our major involvement in the oil sands region will provide significant future growth opportunities, such involvement also increases the risk that our business will be adversely affected if future economic activity in the Alberta oil sands were to decline considerably. Major factors that could cause such a decline might include a prolonged reduction in the commodity price of oil, future changes in environmental restrictions and regulations, and technological and regulatory changes relating to production of oil from the oil sands. Due to the downturn in worldwide economic conditions and in the commodity price of oil and gas which occurred in 2008-2009, certain of our customers have delayed a number of large projects in the planning and early development phases within the oil sands region. In addition, customers are revisiting their operating budgets and challenging their suppliers to reduce costs and achieve better efficiencies in their work programs.

         Our energy and industrial services business is subject to workforce availability.

        Our ability to provide high quality services to our customers is dependent upon our ability to attract and retain well-trained, experienced employees. Prior to 2008, the oil and gas services industry in Western Canada experienced for several years high demand for, and a corresponding shortage of, quality employees resulting, in particular, in employment of a significant number of employees from Eastern Canada on a temporary basis. Although the 2008-2009 downturn in the oil and gas industry increased the pool of quality employees available to meet our customer commitments, the subsequent improvement during 2010 - 2011 of conditions in the oil and gas industry has increased, and any such improvement which may occur in the future would likely increase, competition for experienced employees.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes from you in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	4.1x	4.7x	5.0x	6.2x	3.6x	6.0x	4.1x

(1)
For purposes of calculating the earnings to fixed charges, earnings consist of income from operations before income tax plus fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of debt issuance costs and a portion of the operating lease rental expense deemed to be representative of the interest factor.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents, long-term debt (including current portion), and stockholders' equity as of June 30, 2012, on an actual basis and on an as adjusted basis to reflect (i) the sale of the $800.0 million aggregate principal amount of old notes on July 30, 2012, (ii) our discharge through redemptions and tender offer purchases completed between July 13, 2012 and August 15, 2012 of all of the $520.0 million aggregate principal amount of our 2016 notes which were outstanding on June 30, 2012, and (iii) our payment of related fees and expenses. This table should be read in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Information," and "Description of Revolving Credit Facility" elsewhere in this prospectus and our historical financial statements and the notes thereto incorporated by reference into this prospectus.

	June 30, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$296,758	$466,501

Long-term debt, including current portion:
Revolving credit facility(1)	$—	$—
Capital lease obligations	10,804	10,804
Senior secured notes due 2016(2)	520,000	—
Senior notes due 2020	—	800,000

Total long-term debt, including current portion(3)	530,804	810,804

Stockholders' equity:
Common stock, $.01 par value;
Authorized 80,000,000 shares; issued and outstanding 53,319,029 shares	533	533
Shares held under employee participation plan	(469)	(469)
Additional paid-in capital	504,667	504,667
Accumulated other comprehensive income	29,076	29,076
Accumulated earnings(4)	427,093	410,220

Total stockholders' equity	960,900	944,027

Total capitalization	$1,491,704	$1,754,831

(1)
We have a revolving credit facility secured by liens on substantially all of our and our domestic subsidiaries' assets and the accounts receivable of our Canadian subsidiaries and under which our and we and one of our Canadian subsidiaries have the right to borrow and obtain letters of credit for a combined maximum of up to $250.0 million.

(2)
The senior secured notes due 2016 in the "Actual" column include unamortized original issue premium and discount, net of approximately $3.5 million.

(3)
Actual and as adjusted long-term debt excludes $86.5 million of letters of credit which were outstanding on June 30, 2012 under our revolving credit facility (which has a combined sub-limit of $215.0 million for letters of credit).

(4)
As adjusted accumulated earnings includes $16.9 million of costs, net of tax, related to the early extinguishment of our previously outstanding 2016 notes.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following selected historical consolidated financial information has been derived from our audited consolidated balance sheets at December 31, 2011 and 2010 and statements of income for the five years ended December 31, 2011, and our unaudited balance sheet at June 30, 2012 and statements of income for the six months ended June 30, 2012 and 2011. This data should be reviewed in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the notes thereto incorporated by reference in this prospectus. We have derived the December 31, 2009, 2008 and 2007 as well as the June 30, 2011 balance sheet information from our financial statements not incorporated or included herein.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands)
Income Statement Data:
Revenues	$1,095,140	$882,197	$1,984,136	$1,731,244	$1,074,220	$1,030,713	$946,917
Cost of revenues (exclusive of items shown separately below)	767,938	620,331	1,379,991	1,210,740	753,483	707,820	664,440
Selling, general and administrative expenses	137,553	113,048	254,137	205,812	163,157	159,674	149,180
Accretion of environmental liabilities	4,921	4,796	9,680	10,307	10,617	10,776	10,447
Depreciation and amortization	75,494	52,396	122,663	92,473	64,898	44,471	37,590

Income from operations	109,234	91,626	217,665	211,912	82,065	107,972	85,260
Other income (expense)	(374)	5,767	6,402	2,795	259	(119)	135
Loss on early extinguishment of debt	—	—	—	(2,294)	(4,853)	(5,473)	—
Interest expense, net	(22,240)	(17,120)	(39,389)	(27,936)	(15,999)	(8,403)	(13,157)

Income from continuing operations before provision for income taxes	86,620	80,273	184,678	184,477	61,472	93,977	72,238
Provision for income taxes(1)	31,179	28,387	57,426	56,756	26,225	36,491	28,040

Income from continuing operations	55,441	51,886	127,252	127,721	35,247	57,486	44,198
Income from discontinued operations, net of tax	—	—	—	2,794	1,439	—	—

Net income	55,441	51,886	127,252	130,515	36,686	57,486	44,198
Dividends on Series B preferred stock	—	—	—	—	—	—	206

Net income attributable to common stockholders	$55,441	$51,886	$127,252	$130,515	$36,686	$57,486	$43,992

Basic earnings attributable to common stockholders(2)	$1.04	$0.98	$2.40	$2.48	$0.74	$1.28	$1.11

Diluted earnings attributable to common stockholders(2)	$1.04	$0.97	$2.39	$2.47	$0.74	$1.26	$1.07

Cash Flow Data:
Net cash from operating activities	$175,774	$75,629	$179,531	$224,108	$93,270	$109,590	$79,995
Net cash from investing activities	(128,474)	(267,169)	(480,181)	(125,687)	(118,391)	(84,515)	(42,791)
Net cash from financing activities	(10,254)	265,541	258,740	(32,230)	3,584	116,795	2,724
Other Financial Data:
Adjusted EBITDA(3)	$189,649	$148,818	$350,008	$314,692	$157,580	$163,219	$133,297

	At June 30,		At December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands)
Balance Sheet Data:
Working capital	$504,187	$540,942	$510,126	$446,253	$386,930	$307,679	$169,585
Goodwill	135,962	88,511	122,392	60,252	56,085	24,578	21,572
Total assets	2,122,214	1,965,080	2,085,803	1,602,475	1,401,068	898,336	769,888
Long-term obligations (including current portion)(4)	534,285	540,623	538,888	278,800	301,271	53,630	123,483
Stockholders' equity	960,900	857,368	900,987	780,827	613,825	429,045	202,897

(1)
For fiscal year 2011, the provisions includes a decrease in unrecognized tax benefits of $6.5 million of which $5.7 million was due to expiring statute of limitation periods related to a historical Canadian business combination and the remaining $0.8 million was related to the conclusion of examinations by state taxing authorities, the expiration of various state statutes of limitation periods, and a change in estimate of a previous liability. For fiscal year 2010, the provision includes a reversal of $14.3 million (net of benefit) resulting from the release of interest and penalties related to Canadian and United States tax reserves for which the statutes of limitation periods have expired.

(2)
Basic and diluted earnings per share based on income from continuing operations for 2010 were $2.43 and $2.42 per share, respectively, and for 2009, they were both $0.71 per share.

(3)
For all periods presented, "Adjusted EBITDA" consists of net income plus accretion of environmental liabilities, depreciation and amortization, net interest expense, and provision for income taxes. We also exclude loss on early extinguishment of debt, other expense (income), and income from discontinued operations, net of tax as these amounts are not considered part of usual business operations. See below for a reconciliation of Adjusted EBITDA to both net income and net cash provided by operating activities for the specified periods. Our management considers Adjusted EBITDA to be a measurement of performance which provides useful information to both management and investors. Adjusted EBITDA should not be considered an alternative to net income or other measurements under generally accepted accounting principles ("GAAP"). Because Adjusted EBITDA is not calculated identically by all companies, our measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

We use Adjusted EBITDA to enhance our understanding of our operating performance, which represents our views concerning our performance in the ordinary, ongoing and customary course of our operations. We historically have found it helpful, and believe that investors have found it helpful, to consider an operating measure that excludes expenses such as debt extinguishment and related costs relating to transactions not reflective of our core operations.

The information about our operating performance provided by this financial measure is used by our management for a variety of purposes. We regularly communicate Adjusted EBITDA results to our board of directors and discuss with the board our interpretation of such results. We also compare our Adjusted EBITDA performance against internal targets as a key factor in determining cash bonus compensation for executives and other employees, largely because we believe that this measure is indicative of how the fundamental business is performing and is being managed.

We also provide information relating to our Adjusted EBITDA so that analysts, investors and other interested persons have the same data that we use to assess our core operating performance. We believe that Adjusted EBITDA should be viewed only as a supplement to the GAAP financial information. We also believe, however, that providing this information in addition to, and together with, GAAP financial information permits the foregoing persons to obtain a better understanding of our core operating performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance on a standalone and a comparative basis.

  The following is a reconciliation of net income to Adjusted EBITDA for the following periods (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands)
Net income	$55,441	51,886	$127,252	$130,515	$36,686	$57,486	$44,198
Accretion of environmental liabilities	4,921	4,796	9,680	10,307	10,617	10,776	10,447
Depreciation and amortization	75,494	52,396	122,663	92,473	64,898	44,471	37,590
Other (income) expense	374	(5,767)	(6,402)	(2,795)	(259)	119	(135)
Loss on early extinguishment of debt	—	—	—	2,294	4,853	5,473	—
Interest expense, net	22,240	17,120	39,389	27,936	15,999	8,403	13,157
Provision for income taxes	31,179	28,387	57,426	56,756	26,225	36,491	28,040
Income from discontinued operations, net of tax	—	—	—	(2,794)	(1,439)	—	—

Adjusted EBITDA	$189,649	$148,818	$350,008	$314,692	$157,580	$163,219	$133,297

  The following reconciles Adjusted EBITDA to net cash provided by operating activities for the following periods (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Adjusted EBITDA	$189,649	$148,818	$350,008	$314,692	$157,580	$163,219	$133,297
Interest expense, net	(22,240)	(17,120)	(39,389)	(27,936)	(15,999)	(8,403)	(13,157)
Provision for income taxes	(31,179)	(28,387)	(57,426)	(56,756)	(26,225)	(36,491)	(28,040)
Income from discontinued operations, net of tax	—	—	—	2,794	1,439	—	—
Allowance for doubtful accounts	405	402	759	1,043	1,006	267	(418)
Amortization of deferred financing costs and debt discount	753	898	1,572	2,921	1,997	1,915	1,940
Change in environmental liability estimates	(3,095)	(773)	(2,840)	(8,328)	(4,657)	(2,047)	597
Deferred income taxes	(510)	819	37,836	4,919	4,830	3,197	(7,492)
Stock-based compensation	3,616	2,880	8,164	7,219	968	3,565	4,799
Excess tax benefit of stock-based compensation	(1,122)	(1,617)	(3,352)	(1,751)	(481)	(3,504)	(6,386)
Income tax benefits related to stock option exercises	1,121	1,617	3,347	1,739	474	3,534	6,427
Eminent domain compensation	—	3,354	3,354	—	—	—	—
Gain on sale of businesses	—	—	—	(2,678)	—	—	—
Prepayment penalty on early extinguishment of debt	—	—	—	(900)	(3,002)	(3,552)	—
Environmental expenditures	(3,787)	(5,564)	(11,319)	(10,236)	(8,617)	(14,268)	(6,511)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	54,117	18,063	(65,210)	(49,411)	(11,429)	17,221	(19,142)
Other current assets	15,657	(5,252)	(36,761)	(10,550)	1,093	5,529	(2,693)
Accounts payable	(16,904)	(33,024)	(8,116)	38,553	5,050	(17,763)	(4,603)
Other current liabilities	(10,707)	(9,485)	(1,096)	18,774	(10,757)	(2,829)	21,377

Net cash from operating activities	$175,774	$75,629	$179,531	$224,108	$93,270	$109,590	$79,995

(4)
Long-term obligations (including current portion) include our outstanding notes, borrowings under our current and former revolving credit facilities and capital lease obligations.

DESCRIPTION OF REVOLVING CREDIT FACILITY

        We have a revolving credit facility under which Bank of America, N.A. ("BofA") is the administrative and collateral agent (the "Agent") for the lenders and the issuing bank for letters of credit issued under the facility. Under the facility, as amended and restated effective May 31, 2011, Clean Harbors, Inc. (the "Company") has the right to borrow and obtain letters of credit for a combined maximum of up to $150.0 million (with a sub-limit of $140.0 million for letters of credit) and one of the Company's Canadian subsidiaries (the "Canadian Borrower") has the right to obtain up to $100.0 million of revolving loans and letters of credit (with a $75.0 million sub-limit for letters of credit). Availability under the U.S. line is subject to a borrowing base comprised of 85% of the eligible accounts receivable of the Company and its U.S. subsidiaries plus 100% of cash deposited in a controlled account with the Agent, and availability under the Canadian line is subject to a borrowing base comprised of 85% of the eligible accounts receivable of the Canadian Borrower and the Company's other Canadian subsidiaries plus 100% of cash deposited in a controlled account with the Agent's Canadian affiliate. The facility will expire on May 31, 2016.

        Borrowings under the revolving credit facility will bear interest at a rate of, at the Company's option, either (i) LIBOR plus an applicable margin ranging from 1.75% to 2.25% per annum based primarily on the level of the Company's consolidated fixed charge coverage ratio for the most recently completed four fiscal quarter measurement period or (ii) BofA's base rate plus an applicable margin ranging from 0.75% to 1.25% per annum based primarily on such consolidated fixed charge coverage ratio. There is also an unused line fee, calculated on the then unused portion of the lenders' $250.0 million maximum commitments, ranging from 0.375% to 0.50% per annum of the unused commitment. For outstanding letters of credit, the Company pays to the lenders a fee equal to the then applicable LIBOR margin described above, and to the issuing banks a standard fronting fee and customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to letters of credit.

        The Company's obligations under the revolving credit facility (including revolving loans and reimbursement obligations for outstanding letters of credit) are guaranteed by substantially all of the Company's U.S. subsidiaries and secured by a lien on substantially all of the Company's and its U.S. subsidiaries' assets. The Canadian Borrower's obligations under the facility are guaranteed by substantially all of the Company's other Canadian subsidiaries and secured by a lien on the accounts receivable of the Canadian Borrower and the other Canadian subsidiaries. The Company and its U.S. subsidiaries guarantee the obligations of the Canadian Borrower under the facility, but the Canadian Borrower and the other Canadian subsidiaries do not guarantee and are not otherwise responsible for the obligations of the Company and its U.S. subsidiaries.

        Under the revolving credit facility, the Agent would have the right to exercise dominion over the Company's and its subsidiaries' cash (to the extent such cash represents the proceeds of accounts receivable) if the Company's "Liquidity" is less than the greater of (i) $37.5 million and (ii) 15% of the aggregate commitments of the lenders under the facility. Liquidity is defined as the sum of (a) the Company's then U.S. availability under the facility and (b) the lesser of (i) the Canadian Borrower's then availability under the facility and (ii) 30% of the lenders' aggregate commitments to the Canadian Borrower. If Liquidity should be less than the greater of (i) $31.25 million and (ii) 12.5% of the aggregate commitments, the Company would be required to thereafter maintain a consolidated fixed charge coverage ratio of at least 1.00 to 1.00. In addition, the facility contains covenants which will restrict the Company's future ability to make certain types of acquisitions, debt prepayments, investments and distributions if Liquidity (on a pro forma basis after giving effect to such events) is less than between 35% and 15% (depending upon the type of restricted event) of the lenders' aggregate commitments or, if the Company's consolidated fixed charge coverage ratio for the most recently completed four fiscal quarters is at least 1.00 (or, in certain cases, 1.10) to 1.00, less than 17.5% or 15% (depending upon the type of restricted event) of the aggregate commitments.

 THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

        We sold the $800.0 million principal amount of old notes on July 30, 2012 in an unregistered private placement to Goldman, Sachs & Co. as the initial purchaser. The initial purchaser then resold the old notes to investors under an offering circular dated July 17, 2012 in reliance on Rule 144A and Regulation S under the Securities Act.

        As part of this private placement, we entered into a registration rights agreement with the initial purchaser on July 30, 2012. Under the registration rights agreement, we agreed to file the registration statement of which this prospectus is a part. We also agreed:

  •
  to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act and to commence the exchange offer within 10 business days after such effective date;

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  to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the old notes; and

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  to keep the registration statement continuously effective under the Securities Act for a period beginning after the date of completion of the exchange offer and ending on the earlier of the date 180 days after the date of completion of the exchange offer or such time as all broker-dealers no longer own any old notes.

        Under the circumstances described below, we also agreed to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes. We agreed to keep the shelf registration statement effective until the earlier of the date two years after the shelf registration statement is declared effective under the Securities Act or the date on which there are no longer any old notes outstanding. These circumstances include:

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  if any change in law or applicable interpretations of those laws by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

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  if the exchange offer is not consummated within 180 days following the sale of the old notes on July 30, 2012; or

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  if any holder of the old notes is not eligible to participate in the exchange offer and notifies us in writing within 30 days following consummation of the exchange offer that it is prohibited by law or SEC policy from participating in the exchange offer, that the registration statement of which this prospectus is a part is not appropriate or available for the resale of the new notes acquired by it in the exchange offer and that the delivery of a prospectus is required, or that it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours.

        If we fail to comply with specified obligations under the registration rights agreement, we must pay certain additional interest to the holders of the notes until we have cured all of such failures.

        By participating in the exchange offer, holders of the old notes will receive new notes that are freely tradeable and not subject to restrictions on transfer, subject to the exceptions described below under "Resale of New Notes."

Resale of New Notes

        We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the SEC staff responding to a request for its views as to whether a particular matter complies with the federal securities laws or whether the SEC would refer the matter to the SEC's enforcement division for action. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter which was made available by the SEC on June 5, 1991, the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC staff regarding the resale of the new notes. Instead, holders will be relying on the no-action letters that the SEC staff has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

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  the holder must acquire the new notes in the ordinary course of its business for investment purposes;

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  the holder must have no arrangements or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

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  the holder must not be an "affiliate," as defined in Rule 405 under the Securities Act, of ours.

        Each holder of old notes that wishes to exchange old notes for new notes in the exchange offer must represent to us that it satisfies all of the above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

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  cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, any such holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the new notes and provide us in the letter of transmittal with a signed acknowledgement of this obligation. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale of the new notes. See "Plan of Distribution."

        Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making the exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

        Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the "exchange offer," we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date described below under "Expiration Date; Extensions; Amendments." The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date, unless extended as described in this prospectus. We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $800.0 million of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.

        The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

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  we have registered the new notes under the Securities Act and therefore the new notes will not bear legends restricting their transfer;

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  the new notes will have a different CUSIP number than the old notes; and

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  specified rights under the exchange and registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

        The new notes will be newly issued securities for which there is currently no market, and we do not intend to list the new notes on any securities exchange. Although the initial purchaser of the old notes have informed us that it intends to make a market in the new notes, it is not obligated to do so and may discontinue market-making at any time without notice. Accordingly, a liquid market for the new notes may not develop or be maintained.

        The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $800.0 million in aggregate principal amount of the old notes were outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

        In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or "DTC," acting as depositary. We will issue the new notes in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in such global note will be transferable in book-entry form through DTC.

        Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

        We shall be considered to have accepted validly tendered old notes if and when we have given written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

        If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder promptly after the expiration date of the exchange offer.

        Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described in the section "Fees and Expenses" below, in connection with the exchange offer.

        If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders of the old notes wishing to transfer their old notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments

        The expiration date for the exchange offer is 5:00 p.m., New York City time, on                , 2012. We may extend this expiration date in our sole discretion, but in no event to a date later than                , 2012. If we so extend the expiration date, the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

        We reserve the right, in our sole discretion:

  •
  to delay accepting any old notes to the extent we extend the exchange offer;

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  to extend the exchange offer;

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  to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied; or

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  to amend the terms of the exchange offer in any manner, provided, however, that if we make a material change in the exchange offer (including a waiver of a material condition), we will extend the offering period if necessary so that at least five business days remain in the offering period following notice of the material change.

        We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will promptly give oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment, and extend the offer if required by law.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a release to a financial news service not later than 9:00 a.m., Eastern time on the business day after the previously scheduled expiration date.

Interest on the New Notes

        Interest on the new notes will accrue at the rate of 5.25% per annum on the principal amount, payable semiannually in arrears on February 1 and August 1, commencing on February 1, 2013. In order to avoid duplicative payment of interest, all interest accrued on old notes that are accepted for exchange before February 1, 2013 will be superseded by the interest that is deemed to have accrued on the new notes from July 30, 2012 through the date of the exchange.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the exchange offer's termination if:

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  the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

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  any action or proceeding shall have been instituted with respect to the exchange offer which, in our judgment, would impair our ability to proceed with the exchange offer; or

  •
  we have not obtained any governmental approval which we, in our good faith determination, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

        The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right, which we may assert at any time and from time to time. However, all conditions other than those dependent upon receipt of any required governmental approval must be satisfied or waived prior to the expiration of the exchange offer (as extended, if applicable), in order for us to complete the exchange offer. Furthermore, if we elect to waive any condition, we must announce that decision in a manner reasonably calculated to inform noteholders of the waiver.

        If we determine in our reasonable discretion that any of the events listed above has occurred, we may, subject to applicable law:

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  refuse to accept any old notes and return all tendered old notes to the tendering holders;

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  extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

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  waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

        Any determination by us concerning the above events will be final and binding.

        In addition, we reserve the right in our reasonable discretion to:

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  purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

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  to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures for Tendering

        Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer, holders of old notes that are DTC participants may follow the procedures for book-entry transfer as set forth below under "Book-Entry Transfer" and in the letter of transmittal.

        In addition, you must comply with one of the following:

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  the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to DTC's standard operating procedures for electronic tenders and a properly transmitted agent's message as described below; or

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  the exchange agent must receive any corresponding certificate or certificates representing old notes along with the letter of transmittal; or

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  the holder must comply with the guaranteed delivery procedures described below.

        The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "Book-Entry Transfer," to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

        Any beneficial holder whose old notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

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  make appropriate arrangements to register ownership of the old notes in such holder's name; or

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  obtain a properly completed bond power from the registered holder.

        The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal, as described in "—Withdrawal of Tenders" below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution," within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an "eligible institution," unless the old notes are tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. However, all conditions other than those dependent upon receipt of any required governmental approval, must be satisfied or waived prior to the expiration of the exchange offer (as extended, if applicable) in order for us to complete the exchange offer. Furthermore, if we elect to waive any condition, we must announce that decision in a manner reasonably calculated to inform noteholders of the waiver. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right, as set forth above under the caption "Conditions to the Exchange Offer," to terminate the exchange offer.

        By tendering, each holder represents to us, among other things, that:

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  the holder acquired new notes pursuant to the exchange offer in the ordinary course of its business;

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  the holder has no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

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  the holder is not our "affiliate," as defined in Rule 405 under the Securities Act.

        If the holder is a broker-dealer which will receive new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities, such holder must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system, including Euroclear and Clearsteam, may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering old notes that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described under "Resale of New Notes" above are true and correct.

Guaranteed Delivery Procedures

        The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

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  their old notes are not immediately available;

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  the holders cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date; or

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  the holders cannot complete the procedure under DTC's standard operating procedures for electronic tenders before expiration of the exchange offer.

        The conditions that must be met to tender old notes through the guaranteed delivery procedures are as follows:

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  the tender must be made through an eligible institution;

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  before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

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  setting forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered;

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  stating that the tender offer is being made by guaranteed delivery;

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  guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

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  the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

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  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "Exchange Agent," or

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  for DTC participants, holders must comply with DTC's standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

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  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn;

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  be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

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  specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

        We have appointed U.S. Bank National Association as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Hand or Overnight Courier:	By Facsimile Transmission:
U.S. Bank National Association	(651) 495-8158
60 Livingston Avenue, 1st Floor Bond Drop Window	(For Eligible Institutions Only)
St. Paul, Minnesota 55107	U.S. Bank National Association
Attention: Specialized Finance	Attention: Specialized Finance
(800) 934-6802	Confirm by Telephone:
(800) 934-6802

        Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

Fees and Expenses

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will pay the exchange agent for its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

  •
  new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered; or

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

        We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, specified rights under the exchange and registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

        Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

  •
  holders may resell old notes only if we register the old notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

  •
  the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

        We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this "Description of the Notes" below under the subheading "—Certain Definitions." In this description, the term "Issuer" refers to Clean Harbors, Inc. and not any of its Subsidiaries. The Issuer previously issued $800.0 million aggregate principal amount of its 5.25% Senior Notes due 2020 (the "old notes") under an indenture dated as of July 30, 2012 (the "indenture") among itself, the Guarantors and U.S. Bank National Association, as trustee, in an unregistered private placement, and will issue up to $800.0 million aggregate principal amount of 5.25% Senior Notes due 2020 (the "new notes") in exchange for the old notes under the indenture pursuant to this registered exchange offer. The old notes constitute, and the new notes will constitute, "Securities" under the indenture. References to "notes" herein shall include the old notes and the new notes, collectively.

        The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged pursuant to the exchange offer, except that the new notes are registered under the Securities Act and do not contain provisions requiring the payment of additional interest in connection with the failure to comply with the registration covenants in the registration rights agreement. The new notes will be pari passu with, and vote together with, any old notes which are not exchanged for new notes on any matter submitted to the holders of notes under the indenture.

        The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in its entirety. We urge that you carefully read the indenture and the Trust Indenture Act of 1939 (the "TIA"), because the indenture and the TIA govern your rights as holders of the notes, not this description. A copy of the indenture may be obtained from us or the initial purchaser. In this description, "we," "us" or "our" refers only to the Issuer and not any of its Subsidiaries.

General

        The notes are:

  •
  general unsecured senior obligations of the Issuer;

  •
  pari passu in right of payment with any existing and future senior Indebtedness of the Issuer;

  •
  senior in right of payment to any future subordinated debt of the Issuer;

  •
  structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Issuer that are not Guarantors;

  •
  effectively subordinated to the Issuer's obligations under the Credit Agreement and other existing or future secured debt to the extent of the value of the collateral securing the Credit Agreement or such secured debt; and

  •
  guaranteed on a senior unsecured basis by each Guarantor.

        As of June 30, 2012, we and the Guarantors had no loans and $86.5 million of letters of credit outstanding under the Credit Agreement and $10.8 million of capital lease obligations. The notes and the guarantees rank effectively junior in right of payment to our secured Indebtedness (including loans and reimbursement obligations in respect of outstanding letters of credit) under the Credit Agreement and our capital lease obligations to the extent of the value of the collateral securing such secured Indebtedness. Furthermore, our non-guarantor Subsidiaries had as of June 30, 2012, approximately $167.4 million of total liabilities (excluding intercompany liabilities). The notes and the guarantees rank effectively junior in right of payment to those obligations of our non-guarantor Subsidiaries.

        The notes are issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000.

        The trustee serves as paying agent and registrar for the notes. You may present your notes for registration of transfer and exchange at the offices of the registrar, which will be the trustee's corporate trust office. The Issuer may change any paying agent and registrar without prior notice.

        The Issuer will pay principal (and premium, if any) on the notes at the trustee's corporate office in St. Paul, Minnesota. At the Issuer's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders.

Principal, Maturity and Interest

        The Issuer will issue an aggregate principal amount of up to $800.0 million of new notes in this exchange offer. The notes will mature on August 1, 2020. Additional notes ("Additional Notes") may be issued under the indenture from time to time after the Issue Date, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The notes and any Additional Notes subsequently issued will be treated as a single class for all purposes under the indenture.

        Interest on the notes will be payable semiannually in cash on each February 1 and August 1, commencing on February 1, 2013. The Issuer will make each interest payment to the persons who are registered holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including July 30, 2012 and will be computed on the basis of a 360-day year of twelve 30-day months.

        The notes are not entitled to the benefit of any mandatory sinking fund.

Redemption

  Optional Redemption

        The Issuer may redeem all or any portion of the notes, on and after August 1, 2016, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on August 1 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2016	102.625%
2017	101.313%
2018 and thereafter	100.000%

        At any time prior to August 1, 2016, the Issuer may, on one or more occasions, redeem all or any portion of the notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of the date of redemption, including accrued and unpaid interest to the redemption date.

  Optional Redemption upon Equity Offerings

        At any time, or from time to time, prior to August 1, 2015, the Issuer may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% in aggregate principal amount of all notes issued under the indenture (whether at the Issue Date or thereafter pursuant to an issuance of Additional Notes) at a redemption price equal to 105.250% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the notes outstanding (whether issued on the Issue Date or thereafter pursuant to an issuance of Additional Notes) must equal at least 65% of the aggregate principal amount of all notes issued under the indenture (whether at the Issue Date or thereafter pursuant to an issuance of Additional Notes). In order to effect the foregoing redemption with the net cash proceeds of any Equity Offering, the Issuer shall make such redemption not more than 90 days after the consummation of such Equity Offering.

  Selection and Notice of Redemption

        If less than all of the notes are to be redeemed at any time, the trustee will select those notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, provided that:

          (1)   notes with a principal amount of $2,000 or less may only be redeemed in full; and

          (2)   if a partial redemption is made with the Net Cash Proceeds of an Asset Sale or an Equity Offering, the trustee will select the notes or portions of the notes for redemption on a pro rata basis or on as nearly a pro rata basis as is practicable, unless the method is otherwise prohibited.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. A replacement note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on those notes called for redemption if the Issuer has deposited with the paying agent the funds needed to pay the applicable redemption price.

Guarantees

        Each Guarantor unconditionally guarantees, on a senior unsecured basis, jointly and severally, to each holder of notes and the trustee, the full and prompt performance of the Issuer's obligations under the indenture and the notes, including the payment of principal of and interest on the notes. Each Guarantee is:

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  a senior unsecured obligation of such Guarantor;

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  pari passu in right of payment with any existing and future senior Indebtedness of such Guarantor;

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  senior in right of payment to any future subordinated debt of such Guarantor;

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  structurally subordinated to all liabilities and preferred stock of any Subsidiaries of such Guarantor that are not Guarantors; and

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  effectively subordinated to such Guarantor's obligations under the Credit Agreement and other existing or future secured debt to the extent of the value of the collateral pledged by such Guarantor to secure the Credit Agreement or such other secured debt.

        The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

        Each Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See "—Certain Covenants—Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is disposed of by the Issuer, whether by merger, consolidation, sale or otherwise, and the disposition is not in violation of the provisions set forth in "—Certain Covenants—Limitation on Asset Sales," the Guarantor's Guarantee will be released. In addition, upon the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, which designation is in compliance with the indenture, such Guarantor's Guarantee will be released.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture.

  Change of Control

        The indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that the Issuer purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase. Notwithstanding the occurrence of a Change of Control, the Issuer will not be obligated to repurchase the notes under this covenant if the Issuer has exercised its right to redeem all the notes under the terms of the section titled "—Redemption—Optional Redemption."

        Within 30 days following the date upon which the Change of Control occurred, the Issuer will send, by first-class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer must surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        If the Issuer makes a Change of Control Offer, there can be no assurance that it will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Issuer is required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuer expects that it would seek third party financing to the extent it lacks available funds to meet its purchase obligations. However, there can be no assurance that the Issuer would be able to obtain such financing.

        The trustee may not waive the covenant relating to a holder's right to have such holder's note purchased upon a Change of Control. However, the covenant and other provisions contained in the indenture relating to the Issuer's obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes. Restrictions described in the indenture on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by our management. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Issuer or any of its Restricted Subsidiaries by our management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford you protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached the Issuer's obligations under the "Change of Control" provisions of the indenture by so doing.

        The definition of "Change of Control" includes, among other transactions, a disposition of "all or substantially all" of the Issuer's property and assets. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether the Issuer is required to make a Change of Control Offer.

  Suspension of Covenants

        If on any date following the Issue Date, (i) the notes have Investment Grade Ratings from at least two Rating Agencies and (ii) no Default has occurred and is continuing under the indenture, then, beginning on such day and continuing at all times thereafter until the Reversion Date, as defined below (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the covenants listed under the following captions in this "Description of the Notes" section of this prospectus will not be applicable to the notes (collectively, the "Suspended Covenants"):

          (1)   "—Limitation on Incurrence of Additional Indebtedness;"

          (2)   "—Limitation on Restricted Payments;"

          (3)   "—Limitation on Asset Sales;"

          (4)   "—Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries;"

          (5)   "—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries;"

          (6)   "—Future Guarantors;"

          (7)   "—Limitations on Transactions with Affiliates;" and

          (8)   clause (2) of the first paragraph of "—Merger, Consolidation and Sale of Assets."

        If and during any period that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will have substantially less covenant protection. In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the "Suspension Period."

        On each Reversion Date, all Indebtedness incurred during the Suspension Period will be classified as having been incurred pursuant to clause (3) of the definition of Permitted Indebtedness. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments." As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any action or inaction taken or not taken by the Issuer or the Restricted Subsidiaries during the Suspension Period, that would have, if the Suspended Covenants were not suspended, resulted in a breach of, or default under, any of the Suspended Covenants.

        For purposes of the "Asset Sales" covenant, on the Reversion Date, the Net Proceeds Trigger will be reset to zero.

        During a Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

        There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

  Limitation on Incurrence of Additional Indebtedness

        (a)   The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Issuer and any of its Restricted Subsidiaries that is, or upon such incurrence becomes, a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any of its Restricted Subsidiaries that is not or will not become, upon such incurrence, a Guarantor may incur Acquired Indebtedness, in each case, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Issuer's Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

        (b)   The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

  Limitation on Restricted Payments

        The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Issuer) on or in respect of shares of Capital Stock of the Issuer to holders of that Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer that is subordinate or junior in right of payment to the notes or any Guarantee (other than Indebtedness described in clause (7) of the definition of "Permitted Indebtedness"); or

          (4)   make any Investment (other than Permitted Investments)

(each of the actions listed above being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

          (1)   a Default or an Event of Default shall have occurred and be continuing; or

          (2)   the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (3)   the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made on or after the Existing Notes Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Issuer's Board of Directors) exceeds the sum of:

            (a)   50% of the Issuer's cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) for the period (treating such period as a single accounting period) commencing on the first day of the first full fiscal quarter commencing after the Existing Notes Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available; plus

            (b)   100% of the aggregate Net Cash Proceeds received by the Issuer from any Person (other than a Subsidiary of the Issuer) from the issuance and sale subsequent to the Existing Notes Issue Date of Qualified Capital Stock of the Issuer; plus

            (c)   without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by the Issuer from a holder of its Capital Stock subsequent to the Existing Notes Issue Date; plus

            (d)   the amount by which the Issuer's Indebtedness or that of any of its Restricted Subsidiaries is reduced on the Issuer's balance sheet upon the conversion or exchange after the Existing Notes Issue Date of any of the Issuer's Indebtedness or any Indebtedness of its Restricted Subsidiaries incurred after the Existing Notes Issue Date into or for Qualified Capital Stock of the Issuer; plus

            (e)   without duplication, the sum of:

              (I)   the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made after the Existing Notes Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

              (II)  the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Issuer); and

              (III) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of "Investment");

provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by the Issuer or any of its Restricted Subsidiaries in the relevant Person or Unrestricted Subsidiary after the Existing Notes Issue Date.

        However, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend or other distribution within 60 days after the date of declaration of that dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

          (2)   the acquisition of any shares of the Issuer's Capital Stock, either (a) solely in exchange for shares of the Issuer's Qualified Capital Stock or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Issuer) of shares of the Issuer's Qualified Capital Stock;

          (3)   the acquisition of any Indebtedness of the Issuer that is subordinate or junior in right of payment to the notes or a Guarantee either:

            (a)   solely in exchange for shares of Qualified Capital Stock of the Issuer, or

            (b)   through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Issuer) of:

                (i)  shares of Qualified Capital Stock of the Issuer; or

               (ii)  Refinancing Indebtedness;

          (4)   if no Default or Event of Default shall have occurred and be continuing, repurchases by the Issuer of Capital Stock of the Issuer from officers, directors and employees of the Issuer or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the Board of Directors of the Issuer, in an aggregate amount not to exceed $10.0 million in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year;

          (5)   if no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $150.0 million; and

          (6)   repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise.

        In determining the aggregate amount of Restricted Payments made after the Existing Notes Issue Date in accordance with clause (3) of the immediately preceding paragraph (x) prior to the Issue Date, only amounts expended pursuant to the first paragraph of Section 4.3 of the Existing Notes Indenture and pursuant to clauses (1), (2)(b), (3)(b)(i), (4) and (5) of the second paragraph of Section 4.3 of the Existing Notes Indenture will be included in the calculation and (y) on and after the Issue Date, only amounts expended pursuant to the first paragraph of this "Limitation on Restricted Payments" covenant and pursuant to clauses (1), (2)(b), (3)(b)(i), (4) and (5) of the second paragraph of this "Limitation on Restricted Payments" covenant will be included in the calculation.

        Not later than the date of making any Restricted Payment, the Issuer will deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Issuer's latest available internal quarterly financial statements.

  Limitation on Asset Sales

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Issuer's senior management or, in the case of an Asset Sale in excess of $25.0 million, the Issuer's Board of Directors);

          (2)   at least 75% of the consideration received by the Issuer or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:

            (a)   cash or Cash Equivalents,

            (b)   properties and assets to be owned by the Issuer or any of its Restricted Subsidiaries and used in a Permitted Business, or

            (c)   Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Issuer,

  and, in each case, such consideration is received at the time of such disposition; provided that the amount of

              (i)  any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of the Issuer or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets, and

             (ii)  any securities received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after such Asset Sale (to the extent of the cash or Cash Equivalents actually so converted), shall be deemed to be cash for the purposes of this provision only; and

          (3)   upon the consummation of such Asset Sale, the Issuer will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof to (A) make an Investment (i) in properties and assets that replace the properties and assets that were the subject of such Asset Sale or (ii) in properties and assets that will be used by the Issuer or a Restricted Subsidiary in a Permitted Business (clauses (i) and (ii) collectively referred to as "Replacement Assets"), (B) repay Indebtedness of the Issuer and the Restricted Subsidiaries under the Credit Agreement (and, to the extent such Indebtedness under the Credit Agreement is comprised of a revolving credit facility or arrangement, simultaneously effect a permanent reduction of commitments thereunder in an amount equal to such repayment) or (C) a combination of (A) and (B) of this clause (3).

        On the 366th day after such Asset Sale or such earlier date, if any, as the Issuer's Board of Directors or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3) of the immediately preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date (each a "Net Proceeds Offer Amount") shall be applied by the Issuer or such Restricted Subsidiary to make an offer to purchase from the holders of the notes, and, if required by the terms of any Other Pari Passu Obligations, from the holders of such Other Pari Passu Obligations (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis, an amount of notes and Other Pari Passu Obligations equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes and Other Pari Passu Obligations to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

        If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with such Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

        The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million (the "Net Proceeds Trigger") resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to the second preceding paragraph).

        Notice of each Net Proceeds Offer pursuant to paragraph (a) will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes or Other Pari Passu Obligations in whole or in part in denominations of $2,000 or integral multiples of $1,000 in excess thereof in exchange for cash. To the extent holders properly tender notes and Other Pari Passu Obligations in an amount exceeding the Net Proceeds Offer Amount, notes and Other Pari Passu Obligations of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes and Other Pari Passu Obligations tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Issuer may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Asset Sale" provisions of the indenture by virtue thereof. The covenant and other provisions contained in the indenture relating to the Issuer's obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

  Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuer to:

          (a)   pay dividends or make any other distribution on or in respect of its Capital Stock;

          (b)   make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary of the Issuer; or

          (c)   transfer any of its property or assets to the Issuer or any other Restricted Subsidiary of the Issuer,

except for such encumbrances or restrictions existing under or by reason of:

          (1)   applicable law, rule, regulation, order, grant or governmental permit;

          (2)   the indenture;

          (3)   the Credit Agreement;

          (4)   customary non-assignment provisions of any contract, license or lease of any of the Issuer's Restricted Subsidiaries;

          (5)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (6)   agreements existing or entered into on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

          (7)   purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

          (8)   contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of ours pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

          (9)   secured Permitted Indebtedness or secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Additional Indebtedness" and "—Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by the Issuer or any Restricted Subsidiary;

          (12) any restriction in any agreement or instrument of a Receivables Entity governing a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity or Receivables and Related Assets;

          (13) any agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (12) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to the Issuer in any material respect as determined by its Board of Directors in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the agreements referred to in such clauses; or

          (14) any agreement governing Permitted Indebtedness or Indebtedness otherwise permitted to be incurred pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that the provisions relating to such encumbrance or restriction contained in such

  Indebtedness, taken as a whole, are no less favorable to the Issuer in any material respect as determined by its Board of Directors in its reasonable and good faith judgment than the provisions contained in the Credit Agreement or in the indenture as in effect on the Issue Date.

  Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

        The Issuer will not sell, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (1)   to the Issuer or a Wholly Owned Restricted Subsidiary;

          (2)   issuance of directors' qualifying shares or sales to foreign nationals of shares of Capital Stock of the Issuer's Foreign Restricted Subsidiaries, to the extent required by applicable law;

          (3)   if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (4)   the sale or issuance of Common Stock that is Qualified Capital Stock of a Restricted Subsidiary of the Issuer, if the proceeds from such issuance and sale are applied in accordance with the "Limitation on Asset Sales" covenant.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

        The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee any of the Issuer's Indebtedness or any Indebtedness of the Issuer's Domestic Restricted Subsidiaries, unless (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a senior unsecured Guarantee of payment of the notes by such Restricted Subsidiary, and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee so long as any notes remain outstanding.

        Notwithstanding the foregoing or the covenant set forth below under "—Future Guarantors," any Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

          (1)   any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Issuer's and each of its Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

          (2)   the release or discharge of the guarantee, if any, which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

          (3)   the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture.

  Future Guarantors

        If the Issuer organizes or acquires any Domestic Restricted Subsidiary (each, a "New Domestic Restricted Subsidiary") having total assets with a book value in excess of $1.0 million, the Issuer will cause such New Domestic Restricted Subsidiary to promptly execute and deliver to the trustee a Guarantee or a joinder thereto.

        Thereafter, such New Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture. Furthermore, the Issuer shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such supplemental indenture complies with the applicable provisions of the indenture, that all conditions precedent in the indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable, subject to customary qualifications.

  Limitation on Liens

        The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless the notes are equally and ratably secured (or secured on a senior basis to such Lien, if such Lien secures any subordinated Indebtedness), except for the following Liens which are expressly permitted:

          (a)   Liens existing as of the Issue Date (other than Liens referred to in clause (b) below);

          (b)   Liens securing Indebtedness under the Credit Agreement incurred pursuant to clause (2) of the definition of "Permitted Indebtedness;"

          (c)   Liens securing Indebtedness permitted to be incurred pursuant to the indenture; provided that on the date of the incurrence of such Indebtedness, and after giving pro forma effect thereto and to the application of the proceeds thereof, the Consolidated Secured Leverage Ratio would be no greater than 2.0 to 1.0;

          (d)   Liens in favor of the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer on assets of any Restricted Subsidiary of the Issuer;

          (e)   Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens:

              (i)  are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

             (ii)  do not extend to or cover any property or assets of ours or any of the Issuer's Restricted Subsidiaries not securing the Indebtedness so Refinanced;

          (f)    Liens securing Indebtedness of the Issuer's Restricted Subsidiaries that are not Guarantors so long as such Indebtedness is otherwise permitted under the indenture;

          (g)   Liens securing the notes and the Guarantees; and

          (h)   Permitted Liens.

  Merger, Consolidation and Sale of Assets

        The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either (a) the Issuer shall be the surviving or continuing corporation, partnership, trust or limited liability company or (b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer and of its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

             (x)  shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

             (y)  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of the Issuer to be performed or observed;

          (2)   immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

          (3)   immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Issuer or the Surviving Entity, as the case may be, shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        Notwithstanding the foregoing, (a) the merger of the Issuer with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction shall be permitted and (b) the merger of any Restricted Subsidiary of the Issuer into the Issuer or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of the Issuer to the Issuer shall be permitted so long as the Issuer delivers to the trustee an officers' certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (3) of this covenant.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

        The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which the

Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes with the same effect as if such Surviving Entity had been named as such.

        Furthermore, the Issuer shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the indenture, that all conditions precedent in the indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable, subject to customary qualifications.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and the Issuer will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Issuer or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia or the jurisdiction in which such Guarantor is organized;

          (2)   such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

          (3)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (4)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Issuer could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation of a Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Issuer need only comply with clause (4) of the first paragraph of this covenant.

  Limitations on Transactions with Affiliates

        (1)   The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

          (a)   Affiliate Transactions permitted under paragraph (2) below and

          (b)   Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Issuer's Board of Directors or the Board of Directors of such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Issuer or any of its Restricted Subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $25.0 million, the Issuer or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

        (2)   The restrictions set forth in clause (1) shall not apply to:

          (a)   reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer as determined in good faith by the Board of Directors of the Issuer;

          (b)   transactions exclusively between the Issuer and any of its Restricted Subsidiaries or exclusively among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

          (c)   any agreement as in effect or entered into as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

          (d)   transactions effected as part of a Qualified Receivables Transaction;

          (e)   Restricted Payments and Permitted Investments permitted by the indenture (other than transactions with a Person that is an Affiliate other than as a result of such Investment);

          (f)    the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith; and

          (g)   transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or indirectly, any Capital Stock in such Person.

  Reports to Holders

        The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Issuer will file a copy of the following information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and will furnish to the holders of notes and to securities analysts and prospective investors, upon their written request:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K under the Exchange Act if the Issuer were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K under the Exchange Act if the Issuer were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request to the Issuer.

        In addition, for so long as any notes remain outstanding, the Issuer shall furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the indenture as "Events of Default:"

          (1)   the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay the principal of any note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

          (3)   a default by the Issuer or any of its Restricted Subsidiaries in the observance or performance of any other covenant or agreement contained in the indenture, which default continues for a period of 45 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

          (4)   the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of the Issuer's Indebtedness or the Indebtedness of any of the Issuer's Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, exceeds $25.0 million at any time;

          (5)   one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Issuer or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting the Issuer or any of its Significant Subsidiaries; and

          (7)   any Guarantee made by a Significant Subsidiary ceases to be in full force and effect or any Guarantee made by a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee made by a Significant Subsidiary is found to be invalid or any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Issuer) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Issuer and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to the Issuer occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Issuer has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a Default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        Under the indenture, the Issuer will be required to provide an officers' certificate to the trustee

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  promptly upon any such officer obtaining knowledge of any Default or Event of Default, describing such Default or Event of Default and the status thereof, and

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  annually, describing whether or not such officer knows of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

        No Affiliate, director, officer, employee, limited liability company member or stockholder of the Issuer or any Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the notes or the indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

        The Issuer may at any time elect to have its obligations and the obligations of any Guarantor discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

          (1)   the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

          (2)   the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the trustee and the Issuer's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, the Issuer may at any time elect to have its obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance"). Any omission to comply with such obligations would then not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, the Issuer's failure to perform these covenants will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (a)   the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the Issue Date, there has been a change in the applicable Federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

          (6)   the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of the Issuer's creditors or with the intent of defeating, hindering, delaying or defrauding any other of the Issuer's creditors or others;

          (7)   the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance were complied with;

          (8)   the Issuer must deliver to the trustee an opinion of counsel to the effect that if no intervening bankruptcy of the Issuer occurs between the date of deposit and the 91st day following the date of the deposit and no holder is an insider of the Issuer, then after the 91st day following the date of the deposit the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

          (9)   certain other customary conditions precedent are satisfied.

        However, the opinion of counsel required by clause (2) above is not required if all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the Issuer's name, and at the Issuer's expense.

Satisfaction and Discharge

        The indenture will be discharged when:

          (1)   either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Issuer has paid all other sums payable under the indenture by it; and

          (3)   the Issuer has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        When the indenture is discharged, it ceases to be of further effect except for surviving rights of registration or transfer or exchange of the notes.

Modification of the Indenture

        From time to time, the Issuer, the Guarantors or the trustee, without the consent of the holders, may amend the indenture to cure ambiguities, defects or inconsistencies and to add Guarantees, so long as such change does not, in the good faith determination of the Issuer's Board of Directors, adversely affect the rights of any of the holders of the notes in any material respect. In making its determination, the Issuer's Board of Directors may rely on such evidence as it deems appropriate. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that the consent of each holder affected thereby is required to:

          (1)   reduce the amount of notes whose holders must consent to an amendment;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor as described under "—Redemption;"

          (4)   make any notes payable in money other than that stated in the notes;

          (5)   make any changes in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default;

          (6)   modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the holders;

          (7)   amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control which has occurred or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

          (8)   make any change in the foregoing amendment provisions which require each holder's consent or in the waiver provisions; or

          (9)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture other than in accordance with the terms of the indenture.

Governing Law

        The indenture, the notes and any Guarantee are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        U.S. Bank National Association is the trustee under the indenture and has been appointed to act as registrar and paying agent with respect to the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default known to the trustee, the trustee will exercise such rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes unless such holder shall have offered the trustee security and indemnity satisfactory to it against any loss, liability or expense which might be incurred by it as a result of complying with such request.

        If the trustee becomes a creditor of ours, the indenture and the provisions of the TIA limit the rights of the trustee to obtain payments of its claims or to realize on certain property received in respect of its claims. Subject to the TIA, the trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms and any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries

          (1)   existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or

          (2)   assumed in connection with the acquisition of assets from such Person,

in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such acquisition, merger or consolidation.

        "Affiliate" of any specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "controlled" shall have correlative meanings.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

          (1)   1.0% of the principal amount of the note; or

          (2)   the excess of:

            (a)   the present value at such redemption of (i) the redemption price of the note at August 1, 2016 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption"), plus (ii) all required interest payments due on the note through August 1, 2016 (excluding accrued and unpaid interest due on the note to the redemption date), computed at a discount using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the principal amount of such note.

        "Asset Acquisition" means:

          (1)   an Investment by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or shall be merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; or

          (2)   the acquisition by the Issuer or any of its Restricted Subsidiaries of the assets of any Person (other than a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of the Issuer's Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer of:

          (a)   any Capital Stock of any of the Issuer's Restricted Subsidiaries (other than directors' qualifying shares); or

          (b)   any other property or assets of the Issuer or any of the Issuer's Restricted Subsidiaries other than in the ordinary course of business.

        Notwithstanding the preceding, the following items shall not be deemed Asset Sales:

          (1)   a transaction or series of related transactions for which the Issuer and its Restricted Subsidiaries receive aggregate consideration of less than $7.5 million;

          (2)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the Issuer's assets that is permitted under "—Merger, Consolidation and Sale of Assets;"

          (3)   disposals of equipment in connection with the reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment;

          (4)   the sale or disposition of Receivables and Related Assets pursuant to a Qualified Receivables Transaction;

          (5)   the grant in the ordinary course of business of licenses to use the Issuer's or any of the Issuer's Restricted Subsidiaries' patents, trademarks and similar intellectual property;

          (6)   the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;

          (7)   the release, surrender or waiver of contract, tort or other claims of any kind as a result of settlement of any litigation or threatened litigation;

          (8)   the granting or existence of Liens (and foreclosure thereon) not prohibited by the indenture;

          (9)   any Restricted Payment permitted by the covenant described under "—Limitation on Restricted Payments" or the making of any Permitted Investment; and

          (10) the disposition of any property or assets acquired in any Asset Acquisition by the Issuer or any Restricted Subsidiary of the Issuer, which disposition is required by any governmental agency having jurisdiction over antitrust, competition or similar matters in connection with such Asset Acquisition.

        "Bankruptcy Law" means Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.

        "Board of Directors" of any Person means the board of directors or equivalent governing board of such Person or any duly authorized committee thereof.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability of a Person under a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock; and

          (2)   with respect to any other Person, any and all partnership, membership, limited liability company interests or other equity interests of such Person.

        "Cash Management Agreement" means any agreement to provide cash management services to the Issuer or any Restricted Subsidiary, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

        "Cash Equivalents" means:

          (1)   U.S. dollars, Canadian dollars and, in the case of any of the Issuer's Foreign Restricted Subsidiaries, such local currencies held by them from time to time in the ordinary course of business;

          (2)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within one year from the date of acquisition;

          (3)   marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services ("S&P") or Moody's Investors Service, Inc. ("Moody's") or, if Moody's and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Issuer's Board of Directors;

          (4)   commercial paper maturing no more than one year from the date it is created and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's or, if Moody's and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by the Issuer's Board of Directors;

          (5)   time deposits, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition issued by any bank (which may include the trustee) organized under the laws of the United States of America or any State or the District of Columbia or any foreign jurisdiction having at the date of acquisition combined capital and surplus of at least $250.0 million;

          (6)   repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) above entered into with any bank (which may include the trustee) meeting the qualifications specified in clause (5) above;

          (7)   repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within ninety days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements Depositary Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on February 11, 1998;

          (8)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (2) through (7) above; and

          (9)   debt securities maturing within one year from the date of acquisition issued by any company organized under the laws of the United States of America and, at the time of acquisition, having a rating of at least A from S&P or at least A2 from Moody's or, if Moody's and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by the Issuer's Board of Directors.

        "Change of Control" means the occurrence of one or more of the following:

          (1)   any sale, lease, exchange, conveyance, disposition or other transfer, in one or a series of related transactions, of all or substantially all of the Issuer's assets to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates of such Person, other than to the Permitted Holders;

          (2)   any approval, adoption or initiation of a plan or proposal for the Issuer's liquidation or dissolution;

          (3)   any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing 50% or more of the aggregate ordinary voting power represented by the Issuer's issued and outstanding Capital Stock; or

          (4)   any Person or Group, together with any Affiliates thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected to the Issuer's Board of Directors such that such nominees, when added to any existing director remaining on the Issuer's Board of Directors after such election who was a nominee of or is an Affiliate of such Person or Group, will constitute a majority of the Issuer's Board of Directors.

        A recent Delaware court case has implied that the provisions in clause (4) above may be unenforceable on public policy grounds. No assurances can be given that a court would enforce clause (4) as written for the benefit of holders of the notes.

        "Commission" means the United States Securities and Exchange Commission.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Issuer or any of its Restricted Subsidiaries designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of the Issuer's business or the business of any of the Issuer's Restricted Subsidiaries.

        "Common Stock" means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, including all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced by the following,

            (a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

            (b)   Consolidated Interest Expense, and

            (c)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP as applicable.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any Asset Acquisition or Asset Sale (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Acquisition or Asset Sale (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense, plus

          (2)   the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends either to the Issuer or a Wholly-Owned Restricted Subsidiary of the Issuer or paid in Qualified Capital Stock of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Indebtedness" means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Issuer and its Restricted Subsidiaries, plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Capital Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

            (a)   any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements), but excluding (x) the write-off of deferred financing costs as a result of the purchase or redemption of the Existing Notes and (y) the amortization of deferred financing costs recorded on the Issue Date in connection with the notes,

            (b)   the net costs under Interest Swap Obligations,

            (c)   all capitalized interest,

            (d)   the interest portion of any deferred payment obligation, and

            (e)   all fees payable in connection with the issuance of letters of credit or availability under a letter of credit facility; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

          (1)   after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto;

          (2)   after-tax items classified as extraordinary or nonrecurring gains or losses;

          (3)   solely for the purposes of calculating Consolidated Net Income under clause (3)(a) of the covenant described under "Certain Covenants—Limitation on Restricted Payments," the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

          (4)   the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

          (5)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (6)   in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (7)   gains or losses from the cumulative effect of any change in accounting principles occurring after the Issue Date; and

          (8)   the write-off of deferred financing costs as a result of, and the cost of terminating interest rate swaps (if any) in connection with the prepayments of outstanding Indebtedness on the Issue Date.

        "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization, accretion and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge (other than non-cash accretion of environmental liabilities required by GAAP) which requires an accrual of or a reserve for cash charges for any future period).

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness on such date that is secured by a Lien on any asset of the Issuer or any Restricted Subsidiary to (b) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries during the four full fiscal quarters for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

        "Consolidated Total Assets" means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recent balance sheet of the Issuer.

        "Credit Agreement" means, collectively, (i) one or more credit facilities, including, without limitation, the third amended and restated credit agreement dated as of May 31, 2011, among the Issuer, as the U.S. borrower, Clean Harbors Industrial Services Canada, Inc., as the Canadian borrower, the financial institutions party to such agreement in their capacities as lenders, Bank of America, N.A., as administrative agent, and certain other parties and (ii) the related documents (including, without limitation, any guarantee agreements, promissory notes, fee letters and security documents), in each case as such agreements, other agreements and security documents may be amended (including any amendment and restatement), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or availability of letters of credit thereunder or adding Restricted Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreements, other agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, or issuers of letters of credit.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

        "Debtor Relief Laws" means the Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws or regulations of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        "Default" means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Issuer incorporated or otherwise organized or existing under the laws of the United States, any State or the District of Columbia, other than any Restricted Subsidiary that is a Subsidiary of a Foreign Restricted Subsidiary.

        "Equity Offering" means a public or private sale of Qualified Capital Stock (other than on Form S-4 or S-8 or any successor Forms thereto) of the Issuer.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statutes.

        "Existing Notes" means the Issuer's 7.625% Senior Secured Notes due 2016.

        "Existing Notes Indenture" means the indenture, dated as of August 14, 2009, pursuant to which the Existing Notes were issued.

        "Existing Notes Issue Date" means August 14, 2009.

        "fair market value" means with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by the Issuer's Board of Directors acting reasonably and in good faith and, to the extent otherwise required by the indenture, shall be evidenced by a Board Resolution of the Issuer's Board of Directors delivered to the trustee.

        "Foreign Restricted Subsidiary" means any of the Issuer's Restricted Subsidiaries incorporated or organized in any jurisdiction outside of the United States.

        "Foreign Subsidiary Total Assets" means the total assets of Foreign Restricted Subsidiaries of the Issuer, determined on a consolidated basis in accordance with GAAP, as of the most recent balance sheet of the Issuer.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay or to maintain financial statement conditions or otherwise), or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

        Notwithstanding the preceding, "guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

        "Guarantee" means the guarantee by each Guarantor of the Issuer's obligations under the indenture.

        "Guarantor" means:

          (1)   each Domestic Restricted Subsidiary on the Issue Date;

          (2)   each Restricted Subsidiary required to execute and deliver a Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" and "Future Guarantors" covenants; and

          (3)   each of the Issuer's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the indenture.

        "Indebtedness" means with respect to any Person any indebtedness of such Person, without duplication, in respect of:

          (1)   all Obligations for borrowed money;

          (2)   all Obligations evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations;

          (4)   the deferred and unpaid purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

          (5)   all Obligations (to the extent, if any, then payable) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such

  Obligations being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8)   all Obligations under Currency Agreements or Commodity Agreements and Interest Swap Obligations of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes of this definition of Indebtedness, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For purposes of the covenant described above under the caption "—Limitation on Incurrence of Additional Indebtedness," in determining the principal amount of any Indebtedness to be incurred by the Issuer or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.

        "Independent Financial Advisor" means a firm:

          (1)   which does not have a direct or indirect common equity interest in the Issuer; and

          (2)   which, in the judgment of the Issuer's Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" does not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Issuer's normal trade practices or those of such Restricted Subsidiary, as the case may be. For purposes of the "Limitation on Restricted Payments" covenant:

          (1)   "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Issuer and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of the Issuer at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of ours; and

          (2)   the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Issuer or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If the Issuer or any of its Restricted Subsidiaries of the Issuer sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other agency referred to in clause (2) of the definition of Rating Agency.

        "Issue Date" means July 30, 2012.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

        "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3)   any repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale;

          (4)   appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuer or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

          (5)   all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

and (b) with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' or initial purchasers' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "New Domestic Restricted Subsidiary" has the meaning set forth in the "Future Guarantors" covenant.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Other Pari Passu Obligations" means any Additional Notes and any other Indebtedness that is pari passu in right of payment with the notes.

        "Permitted Business" means the business of the Issuer and the Issuer's Restricted Subsidiaries as existing on the Issue Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

        "Permitted Holders" means (i) Alan S. McKim; (ii) the spouse and lineal descendants of Alan S. McKim; (iii) any controlled Affiliate of any of the foregoing; (iv) in the event of the incompetence or death of any of the Persons described in clause (i) or (ii), such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Issuer owned by such Person; or (v) any trusts, general partnerships or limited partnerships created for the benefit of the Persons described in clause (i), (ii), or (iv) or any trust for the benefit of any such trust general partnership or limited partnership.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the initial notes issued on the Issue Date and the Exchange Notes with respect to such initial notes and any Guarantees thereof;

          (2)   Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) outstanding under the Credit Agreement by the Issuer and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $250.0 million less the amount of all repayments under the Credit Agreement with Net Cash Proceeds of Asset Sales applied thereto as required by clause (3)(B) of the "Limitation on Asset Sales" covenant and (b) 85% of the book value of the Issuer's and its Restricted Subsidiaries' accounts receivable; provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2)(b) shall be reduced dollar for dollar by the amount of Indebtedness then outstanding under clause (12) below; provided further that any Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed to be incurred under this clause (2);

          (3)   Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness in respect of (x) the Credit Agreement, (y) the Existing Notes (which were refinanced with the net proceeds from the issuance of the old notes) and (z) Indebtedness referred to in clause (1) of this definition) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

          (4)   Interest Swap Obligations of the Issuer covering Indebtedness of the Issuer or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Issuer covering Indebtedness of the Issuer or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are in a notional principal amount that does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates and are entered into for bona fide hedging purposes and not for speculation;

          (5)   Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6)   Indebtedness of a Restricted Subsidiary of the Issuer to the Issuer or to a Wholly Owned Restricted Subsidiary of the Issuer for so long as such Indebtedness is held by the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer in each case subject to no Lien held by a Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer; provided that if as of any date any Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

          (7)   Indebtedness of the Issuer to a Wholly Owned Restricted Subsidiary of the Issuer for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Issuer; provided that (a) any Indebtedness of the Issuer to any Wholly Owned Restricted Subsidiary of the Issuer is unsecured and subordinated, pursuant to a written agreement, to the Issuer's obligations under the indenture and the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Issuer owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Issuer;

          (8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (9)   Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

          (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer and its Restricted Subsidiaries not to exceed $75.0 million in the aggregate at any one time outstanding;

          (11) Indebtedness under Commodity Agreements and Cash Management Agreements;

          (12) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into the ordinary course of business in connection with a Qualified Receivables Transaction) to the Issuer or to any Restricted Subsidiary of the Issuer or its assets (other than such Receivables Entity and its Receivables and Related Assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount of Indebtedness permitted to be incurred under clause (2) above to the extent set forth therein;

          (13) Refinancing Indebtedness;

          (14) Indebtedness of Foreign Restricted Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (14), the greater of (x) $150 million and (y) 12.0% of the Foreign Subsidiary Total Assets at such time;

          (15) Acquired Indebtedness; provided that after giving effect to the applicable acquisition, merger or consolidation and the incurrence of such Acquired Indebtedness, (i) the Issuer could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant or (ii) the Consolidated Fixed

  Charge Coverage Ratio of the Issuer would be greater than immediately prior giving effect thereto; and

          (16) additional Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $200.0 million and (y) 10.0% of Consolidated Total Assets at any one time outstanding.

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant,

          (a)   in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant,

          (b)   accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant,

          (c)   guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

          (d)   if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause (2) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included, and

          (e)   if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was incurred.

        "Permitted Investments" means:

          (1)   Investments by the Issuer or any Restricted Subsidiary of the Issuer in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Issuer or that will merge or consolidate into the Issuer or a Restricted Subsidiary of the Issuer; provided that such Restricted Subsidiary of the Issuer is not restricted from making dividends or similar distributions by contract, operation of law or otherwise other than as permitted by the "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant;

          (2)   Investments in the Issuer by any Restricted Subsidiary of the Issuer; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Issuer's obligations under the notes and the indenture;

          (3)   Investments in cash and Cash Equivalents;

          (4)   loans and advances to employees and officers of the Issuer and its Restricted Subsidiaries made (a) in the ordinary course of business for bona fide business purposes not to exceed $2.0 million in the aggregate at any one time outstanding or (b) to fund purchases of the Issuer's Capital Stock under any stock option plan or similar employment arrangements so long as no cash is actually advanced by the Issuer or any of its Restricted Subsidiaries to such employees and officers to fund such purchases;

          (5)   Currency Agreements, Commodity Agreements, Interest Swap Obligations and Cash Management Agreements entered into in the ordinary course of the Issuer's or its Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

          (6)   Investments in securities of trade creditors or customers received

            (a)   pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; or

            (b)   in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

          (7)   Investments made by the Issuer or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (8)   Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation;

          (9)   Investments in the notes;

          (10) Investments in existence on the Issue Date;

          (11) (a) an Investment in a trust, limited liability company, special purpose entity or other similar entity in connection with a Qualified Receivables Transaction; provided that (A) such Investment is made by a Receivables Entity and (B) the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Entity, and (b) Investments of funds in any accounts permitted or required by the arrangements governing a Qualified Receivables Transaction;

          (12) guarantees of Indebtedness to the extent permitted pursuant to the "Limitation on Incurrence of Additional Indebtedness," "Limitation on Issuances of Guarantees by Restricted Subsidiaries" and "Future Guarantors" covenants; and

          (13) additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $50.0 million at any one time outstanding.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings (provided that such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Liens) and as to which the Issuer or its Restricted Subsidiaries shall have set aside on their books such reserves, if any, as shall be required in conformity with

            (x)   GAAP in the case of a Domestic Restricted Subsidiary (or any Subsidiary of a Foreign Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia), and

            (y)   generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;

          (2)   statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings (provided that such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Liens), if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, financial assurance and other statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, including any pledge or deposit securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith (exclusive of obligations for the payment of borrowed money);

          (4)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens, incidental to the conduct of the business of the Issuer and their Restricted Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially and adversely affect the value of the properties affected thereby or materially impair such properties' use in the operation of the business of the Issuer and its Restricted Subsidiaries;

          (6)   leases and subleases of real property granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries;

          (7)   Liens securing Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided, however, that (i) in the case of Capitalized Lease Obligations, such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation and (ii) in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of ours or any Restricted Subsidiary of ours other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 90 days of such refinancing;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other personal property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

          (12) Liens in the ordinary course of business not exceeding $5.0 million at any one time outstanding that (a) are not incurred in connection with borrowing money and (b) do not materially detract from the value of the property or materially impair its use;

          (13) Liens by reason of judgment or decree not otherwise resulting in a Default;

          (14) Liens securing Indebtedness under Currency Agreements, Commodity Agreements and Cash Management Agreements permitted under the indenture;

          (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

          (16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (17) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

            (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer; and

            (b)   such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer;

          (18) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

          (19) Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Qualified Receivables Transaction; and

          (20) Liens on assets of Foreign Restricted Subsidiaries securing Indebtedness of Foreign Restricted Subsidiaries incurred pursuant to clause (14) of the definition of "Permitted Indebtedness."

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Issuer and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Issuer or any of its Restricted Subsidiaries in which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the issuer or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in Receivables and Related Assets; provided that such transaction is on market terms at the time the Issuer or such Restricted Subsidiary or the Receivables Entity entered into the transaction.

        "Rating Agency" means (1) each of Moody's and S&P and (2) solely to the extent Moody's or S&P ceases to rate the notes for reasons outside of the Issuer's control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody's or S&P, as the case may be.

        "Receivables and Related Assets" means any accounts receivable (whether existing on the Issue Date or arising thereafter) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Receivables Entity" means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Receivables and Related Assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Entity:

          (1)   no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

            (a)   is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

            (b)   is recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction; or

            (c)   subjects any property or asset of the Issuer or of any Restricted Subsidiary of the Issuer (other than another Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

          (2)   with which neither the Issuer nor any Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (3)   with which neither the Issuer nor any Restricted Subsidiary of the Issuer has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Issuer shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of (A) for purposes of clause (13) of the definition of "Permitted Indebtedness," Indebtedness incurred or existing in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (14) or (15) of the definition of "Permitted Indebtedness") or (B) for any other purpose, Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in each case that does not:

          (1)   result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by the Issuer in connection with such Refinancing); or

          (2)   create Indebtedness with

            (a)   if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of "Permitted Indebtedness," a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

            (b)   if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of "Permitted Indebtedness" or with the "Limitation on Incurrence of Additional Indebtedness" covenant, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the notes or a final maturity earlier than the final maturity of the notes;

provided that

          (1)   if such Indebtedness being Refinanced is solely Indebtedness of the Issuer, then such Refinancing Indebtedness shall be solely Indebtedness of the Issuer; and

          (2)   if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Restricted Payment" has the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of the Issuer of any property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X under the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (6) or (7) under "—Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Subsidiary," with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2016; provided, however, that if the period from the redemption date to August 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means (1) any Subsidiary of any Person that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if:

          (a)   such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated;

          (b)   either (1) the Issuer certifies to the trustee in an officers' certificate that such designation complies with the "Limitation on Restricted Payments" covenant or (2) the Subsidiary to be so designated at the time of designation has total consolidated assets of $25,000 or less; and

          (c)   each Subsidiary to be so designated and each of its Subsidiaries has not and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the Issuer's assets or those of any of the Issuer's Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary).

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Issuer is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

          (1)   the then outstanding aggregate principal amount of such Indebtedness into

          (2)   the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

        TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) A TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following is a summary of the material United States federal income and, in the case of non-U.S. holders (as defined below), estate tax considerations that may be relevant to the exchange, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis. We have not and will not seek a ruling from the Internal Revenue Service (the "IRS") regarding the matters discussed below, and we cannot assure you that the IRS will not challenge one or more of the tax considerations described herein.

        Unless otherwise stated, this summary deals only with the new notes offered to be exchanged for old notes purchased for cash on original issue at their issue price (as defined below) and held as capital assets (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules including banks, thrifts, real estate investment trusts, regulated investment companies, tax exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities holdings, persons that will hold the notes as part of a hedging transaction, "straddle," "synthetic security" or "conversion transaction" for tax purposes, partnerships or other pass through entities for U.S. federal income tax purposes (or investors in such entities), U.S. expatriates, or U.S. holders (as defined below) that have a "functional currency" other than the U.S. dollar. If an entity treated as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisor. Further, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the notes.

U.S. Holders of Notes

        For purposes of this summary, a "U.S. holder" means the beneficial owner of a note that is for United States federal income tax purposes:

          (1)   an individual who is a citizen or resident of the United States,

          (2)   a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

          (3)   an estate, the income of which is subject to United States federal income taxation regardless of its source, or

          (4)   a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        The discussion herein assumes that a U.S. holder will not make an election to treat stated interest on the notes as original issue discount (as discussed below).

        Stated Interest.    Payments of stated interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received in accordance with the holder's regular method of tax accounting.

        Amortizable Bond Premium.    With some exceptions, a U.S. holder may elect to amortize any bond premium paid for the notes. For this purpose, a holder is deemed to have acquired the notes at a premium if the holder's basis in the notes (immediately after their acquisition by the holder) exceeds the sum of all amounts payable on the notes after the acquisition date, other than payments of qualified stated interest. However, because we may call the notes under certain circumstances at a price in excess of their principal amount, the deduction for amortizable bond premium may be reduced or eliminated. Holders should consult their own tax advisors regarding the availability of the deduction for amortizable bond premium.

        Sale, Exchange or Other Disposition of Notes.    Subject to the discussion below under "The Exchange Offer," upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will generally recognize taxable capital gain or loss equal to the difference between (A) the amount of cash proceeds and the fair market value of any property received (except to the extent that this amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income as discussed above) and (B) the holder's adjusted tax basis in the note. The U.S. holder's adjusted tax basis in a note generally will be such holder's original cost. The gain or loss will generally be long-term capital gain or loss provided that the holder's holding period for the note exceeds one year. In the case of a holder other than a corporation, the current maximum marginal United States federal income tax rate applicable to long term capital gain recognized on the sale of a note is 15% (currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2013). The deductibility of capital losses is subject to certain limitations.

        The Exchange Offer.    The exchange of the old notes for new notes pursuant to the exchange offer will not constitute an exchange or other taxable disposition for United States federal income tax purposes. Therefore, a holder will have the same issue price, holding period and adjusted tax basis in the new note as in the note surrendered. In addition, each holder of notes will continue to be required to include interest on the notes in its gross income in accordance with its regular method of accounting for United States federal income tax purposes, and all other United States federal income tax consequences of holding and disposing of new notes will be the same as the United States federal income tax consequences of holding and disposing of old notes.

        Information Reporting and Backup Withholding Tax.    In general, information reporting requirements will apply to payments of interest (and accruals of OID) on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes. A U.S. holder will generally be subject to backup withholding (currently at a rate of 28%) on such payments and proceeds unless the holder provides to us or our paying agent a correct taxpayer identification number and certain other information, certified under penalties of perjury, or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against the holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders of Notes

        Except as modified for estate tax purposes, for purposes of this summary, a "non-U.S. holder" means a beneficial owner of a note that is an individual, corporation, estate or trust and is not a U.S. holder (as defined above).

        Interest Income.    Generally, interest income of a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that:

          (1)   the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

          (2)   the non-U.S. holder is not a controlled foreign corporation that is related to us;

          (3)   the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code;

          (4)   such interest is not effectively connected with a U.S. trade or business of the non-U.S. holder; and

          (5)   either (A) the non-U.S. holder provides to us or our paying agent a properly executed IRS Form W-8BEN (or successor form), and certifies, under penalties of perjury, that it is not a United States person, or (B) the non-U.S. holder holds notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations. Special certification rules apply to certain non-U.S. holders that are entities rather than individuals.

        If the non-U.S. holder is a foreign corporation, interest will qualify for the "portfolio interest" exemption only if it is received on an obligation that is issued in registered form and either: (1) the beneficial owner has provided the withholding agent with a statement certifying that the beneficial owner is not a U.S. person on a form in the Form W-8 series; or (2) the IRS has determined that the statement described above is not needed to carry out the purposes of the "portfolio interest" exemption.

        If the non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such holder will be subject to the 30% United States federal withholding tax, unless the non-U.S. holder provides to us a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

        If any interest on the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. holder, such non-U.S. holder will be subject to United States federal income tax generally in the same manner as a U.S. holder (unless an applicable income tax treaty provides otherwise). If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any "effectively connected" income will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by such non-U.S. holder in the United States. If a non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business also may be subject to a "branch profits tax" at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

        If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply (assuming an appropriate certification is provided).

        Sale, Exchange or Disposition of Notes.    Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement, or other taxable disposition of the notes unless:

          (1)   the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. holder (and where an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), in which case such gain will be taxed as discussed above with respect to effectively connected interest; or

          (2)   in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, in which case (except as otherwise provided by an applicable income tax treaty) such holder will be subject to a 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S. source losses.

        Information Reporting and Backup Withholding.    Payments to a non-U.S. holder of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. holder. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        Backup withholding (currently at a rate of 28%) generally will not apply to interest payments on the notes to a non-U.S. holder if such holder has complied with the applicable certification requirements described in subparagraph (5) in the "Interest Income" section above or otherwise establishes an exemption under the applicable Treasury regulations.

        Payment of the proceeds of a sale or other disposition (including a retirement or redemption) of a note effected by the United States office of a United States or foreign broker will be subject to information reporting requirements and backup withholding unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status or the non-U.S. holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of a sale or other disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or a non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of a sale or other disposition of a note effected outside the United States by such a broker if the broker:

          (1)   is a United States person;

          (2)   derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

          (3)   is a controlled foreign corporation for United States federal income tax purposes; or

          (4)   is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against the holder's United States federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

        United States Federal Estate Tax.    The notes will not be included in the estate of a deceased non-U.S. holder (as specifically defined for United States federal estate tax purposes) if interest payments to such non-U.S. holder would be exempt from withholding of United States federal income tax under the portfolio interest exemption discussed above (without regard to the certification requirement).

        The United States federal income and estate tax discussion set forth above is included for general information only. Holders should consult their own tax advisors with respect to the tax consequences to them of the exchange, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and any proposed change in applicable laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act to any broker-dealer for use in connection with those resales.

        We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. A profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We will indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Davis, Malm & D'Agostine, P.C., Boston, Massachusetts, has passed upon the validity and enforceability of the new notes and the guarantees for Clean Harbors and the Guarantors. As of July 31, 2012, shareholders in Davis, Malm & D'Agostine, P.C., beneficially owned an aggregate of 14,000 shares of our common stock (including 3,000 shares owned by, or for the benefit of, members of their immediate families).

 EXPERTS

        The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Clean Harbors, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2012 and the effectiveness of Clean Harbors, Inc.'s internal control over financial reporting incorporated by reference in this prospectus from Clean Harbors, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference in this prospectus (which reports on the consolidated financial statements and related financial statement schedule (1) express an unqualified opinion and includes an explanatory paragraph related to the effects of the retrospective adoption of changing the method of presenting comprehensive income and of the financial statement disclosures related to the change in the composition of the reportable segments and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Sections 8.51 and 8.52 of the Massachusetts Business Corporation Act, as amended, give Massachusetts corporations the power to indemnify each of their present and former officers or directors, and present and former officers and directors of the subsidiaries, under certain circumstances if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation. In its Restated Articles of Organization and By-Laws, the Registrant provides for such indemnification of its present and former officers and directors, and present and former officers and directors of its subsidiaries, to the extent permitted by law. Reference is made to Article 6 of the Registrant's Restated Articles of Organization filed as Exhibit 3.1A to the Registrant's Report on Form 8-K filed on May 19, 2005, and Article VII of the Registrant's Amended and Restated By-Laws filed as Exhibits 3.4C to the Registrant's Report on Form 8-K filed on December 6, 2011, each of which is incorporated herein by reference, for the applicable provisions regarding the indemnification of directors and officers.

        The Registrant also maintains director and officer liability insurance which provides for protection of its directors and officers and directors and officers of its subsidiaries, against liabilities and costs which they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No.		Description of Exhibit
3.1A		Restated Articles of Organization of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.1A to the Registrant's Report on Form 8-K filed on May 19, 2005 (File No. 001-34223)).
3.1B
Articles of Amendment [as filed on May 9, 2011] to Restated Articles of Organization of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.1B to the Registrant's Report on Form 8-K filed on May 12, 2011 (File No. 001-34223)).
3.4B		Amended and Restated By-Laws of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.4C to the Registrant's Report on Form 8-K filed on December 6, 2011 (File No. 001-34223)).
3.5	*	Certificate of Organization and LLC Agreement of Altair Disposal Services, LLC
3.6	*	Certificate of Organization and LLC Agreement of ARC Advanced Reactors and Columns, LLC
3.7	*	Certificate of Organization and LLC Agreement of Baton Rouge Disposal, LLC
3.8	*	Certificate of Organization and LLC Agreement of Bridgeport Disposal, LLC
3.9	*	Certificate of Organization and LLC Agreement of CH International Holdings, LLC
3.10	*	Certificate of Incorporation and By-Laws of Clean Harbors (Mexico), Inc.
3.11	*	Certificate of Organization and LLC Agreement of Clean Harbors Andover, LLC
3.12	*	Certificate of Organization and LLC Agreement of Clean Harbors Antioch, LLC
3.13	*	Certificate of Organization and LLC Agreement of Clean Harbors Aragonite, LLC

Exhibit No.		Description of Exhibit
3.14	*	Certificate of Organization and LLC Agreement of Clean Harbors Arizona, LLC
3.15	*	Certificate of Organization and LLC Agreement of Clean Harbors Baton Rouge, LLC
3.16	*	Certificate of Organization and LLC Agreement of Clean Harbors BDT, LLC
3.17	*	Certificate of Organization and LLC Agreement of Clean Harbors Buttonwillow, LLC
3.18	*	Certificate of Organization and LLC Agreement of Clean Harbors Catalyst Technologies, LLC
3.19	*	Certificate of Organization and LLC Agreement of Clean Harbors Chattanooga, LLC
3.20	*	Certificate of Organization and LLC Agreement of Clean Harbors Clive, LLC
3.21	*	Certificate of Organization and LLC Agreement of Clean Harbors Coffeyville, LLC
3.22	*	Certificate of Organization and LLC Agreement of Clean Harbors Colfax, LLC
3.23	*	Certificate of Organization and LLC Agreement of Clean Harbors Deer Park, LLC
3.24	*	Certificate of Organization and LLC Agreement of Clean Harbors Deer Trail, LLC
3.25	*	Certificate of Organization and LLC Agreement of Clean Harbors Development, LLC
3.26	*	Certificate of Incorporation and By-Laws of Clean Harbors Disposal Services, Inc.
3.27	*	Certificate of Organization and LLC Agreement of Clean Harbors El Dorado, LLC
3.28	*	Articles of Incorporation and By-Laws of Clean Harbors Environmental Services, Inc.
3.29	*	Certificate of Incorporation and By-Laws of Clean Harbors Exploration Services, Inc.
3.30	*	Certificate of Organization and LLC Agreement of Clean Harbors Florida, LLC
3.31	*	Certificate of Organization and LLC Agreement of Clean Harbors Grassy Mountain, LLC
3.32	*	Certificate of Incorporation and By-Laws of Clean Harbors Industrial Services, Inc.
3.33	*	Certificate of Organization and LLC Agreement of Clean Harbors Kansas, LLC
3.34	*	Articles of Incorporation and By-Laws of Clean Harbors Kingston Facility Corporation
3.35	*	Certificate of Organization and LLC Agreement of Clean Harbors LaPorte, LLC
3.36	*	Certificate of Organization and LLC Agreement of Clean Harbors Laurel, LLC
3.37	*	Certificate of Organization and LLC Agreement of Clean Harbors Lone Mountain, LLC
3.38	*	Certificate of Incorporation and By-Laws of Clean Harbors Lone Star Corp.
3.39	*	Certificate of Organization and LLC Agreement of Clean Harbors Los Angeles, LLC
3.40	*	Certificate of Incorporation and By-Laws of Clean Harbors of Baltimore, Inc.
3.41	*	Articles of Incorporation and By-Laws of Clean Harbors of Braintree, Inc.
3.42	*	Certificate of Incorporation and By-Laws of Clean Harbors of Connecticut, Inc.
3.43	*	Certificate of Organization and LLC Agreement of Clean Harbors Pecatonica, LLC
3.44	*	Certificate of Organization and LLC Agreement of Clean Harbors PPM, LLC
3.45	*	Certificate of Organization and LLC Agreement of Clean Harbors Recycling Services of Chicago, LLC

Exhibit No.		Description of Exhibit
3.46	*	Certificate of Organization and LLC Agreement of Clean Harbors Recycling Services of Ohio, LLC
3.47	*	Certificate of Organization and LLC Agreement of Clean Harbors Reidsville, LLC
3.48	*	Certificate of Organization and LLC Agreement of Clean Harbors San Jose, LLC
3.49	*	Articles of Incorporation and By-Laws of Clean Harbors Services, Inc.
3.50	*	Certificate of Organization and LLC Agreement of Clean Harbors Tennessee, LLC
3.51	*	Certificate of Organization and LLC Agreement of Clean Harbors Westmorland, LLC
3.52	*	Certificate of Organization and LLC Agreement of Clean Harbors White Castle, LLC
3.53	*	Certificate of Organization and LLC Agreement of Clean Harbors Wilmington, LLC
3.54	*	Certificate of Organization and LLC Agreement of Crowley Disposal, LLC
3.55	*	Certificate of Organization and LLC Agreement of Disposal Properties, LLC
3.56	*	Certificate of Incorporation and By-Laws of DuraTherm, Inc.
3.57	*	Certificate of Organization and LLC Agreement of GSX Disposal, LLC
3.58	*	Certificate of Organization and LLC Agreement of Hilliard Disposal, LLC
3.59	*	Articles of Incorporation and By-Laws of Murphy's Waste Oil Service, Inc.
3.60	*	Certificate of Incorporation and By-Laws of Peak Energy Services USA, Inc.
3.61	*	Certificate of Organization and LLC Agreement of Plaquemine Remediation Services, LLC
3.62	*	Certificate of Organization and LLC Agreement of Roebuck Disposal, LLC
3.63	*	Certificate of Incorporation and By-Laws of Sanitherm USA, Inc.
3.64	*	Certificate of Organization and LLC Agreement of Sawyer Disposal Services, LLC
3.65	*	Certificate of Organization and LLC Agreement of Service Chemical, LLC
3.66	*	Certificate of Incorporation and By-Laws of Spring Grove Resource Recovery, Inc.
3.67	*	Certificate of Organization and LLC Agreement of Tulsa Disposal, LLC
4.1
Indenture dated as of July 30, 2012, by and among Clean Harbors, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee, relating to the 5.25% Senior Notes due 2020, including the form of 5.25% Senior Note due 2020 (incorporated by reference to Exhibit 4.40 to the Registrant's Report on Form 8-K filed on July 30, 2012 (File No. 001-34223)).
4.2
Registration Rights Agreement dated July 30, 2012 between Clean Harbors, Inc., the domestic subsidiaries of Clean Harbors, Inc. as guarantors, and Goldman Sachs & Co. (incorporated by reference to Exhibit 4.41 to the Registrant's Report on Form 8-K filed on July 30, 2012 (File No. 001-34223)).
4.3
Third Amended and Restated Credit Agreement dated as of May 31, 2011 among Clean Harbors, Inc., as the U.S. Borrower, Clean Harbors Industrial Services Canada, Inc., as the Canadian Borrower, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto (incorporated by reference to Exhibit 4.33E to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).

Exhibit No.		Description of Exhibit
4.4		Guarantee (U.S. Domiciled Loan Parties—U.S. Facility Obligations) dated as of May 31, 2011 executed by the U.S. Domiciled Subsidiaries of Clean Harbors, Inc. named therein in favor of Bank of America, N.A., as Agent for itself and the other U.S. Facility Secured Parties (incorporated by reference to Exhibit 4.33F to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.5
Guarantee (Canadian Domiciled Loan Parties—Canadian Facility Obligations) dated as of May 31, 2011 executed by the Canadian Domiciled Subsidiaries of Clean Harbors, Inc. named therein in favor of Bank of America, N.A., as Agent for itself and the other Canadian Facility Secured Parties (incorporated by reference to Exhibit 4.33G to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.6
Guarantee (U.S. Domiciled Loan Parties—Canadian Facility Obligations) dated as of May 31, 2011 executed by Clean Harbors, Inc. and the U.S. Domiciled Subsidiaries of Clean Harbors, Inc. named therein in favor of Bank of America, N.A., as Agent for itself and the other Canadian Facility Secured Parties (incorporated by reference to Exhibit 4.33H to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.7
Security Agreement (U.S. Domiciled Loan Parties) dated as of May 31, 2011 among Clean Harbors, Inc., as the U.S. Borrower and a Grantor, the subsidiaries of Clean Harbors, Inc. listed on Annex A thereto or that thereafter become a party thereto as Grantors, and Bank of America, N.A., as Agent (incorporated by reference to Exhibit 4.33I to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.7A	*
First Amendment to Security Agreement (U.S. Domiciled Loan Parties) dated as of September 12, 2012 among Clean Harbors, Inc., as the U.S. Borrower, the subsidiaries of Clean Harbors, Inc. listed on Annex A thereto or that thereafter become a party thereto as Grantors, and Bank of America, N.A., as Agent.
4.8
Security Agreement (Canadian Domiciled Loan Parties) dated as of May 31, 2011 among Clean Harbors Industrial Services Canada, Inc., as the Canadian Borrower and a Grantor, the Canadian subsidiaries of Clean Harbors, Inc. listed on Annex A thereto or that thereafter become a party thereto as Grantors, and Bank of America, N.A., as Agent (incorporated by reference to Exhibit 4.33J to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
5.1	*	Opinion of Davis, Malm & D'Agostine, P.C.
12.1	**	Statement regarding computation of ratio of earnings to fixed charges.
21.1	**	Subsidiaries of the Registrant.
23.1	*	Consent of Deloitte & Touche LLP.
23.2	*	Consent of Davis, Malm & D'Agostine, P.C. (included in Exhibit 5.1).
24	**	Powers of Attorney.
25.1	**	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee, on Form T-1, relating to the Registrant's 5.25% Senior Notes due 2020.
99.1	**	Form of Letter of Transmittal.
99.2	**	Form of Notice of Guaranteed Delivery.

Exhibit No.		Description of Exhibit
99.3	**	Form of Letter to Registered Holders and DTC Participants.
99.4	**	Form of Letter to Clients.
99.5	**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Filed with this Amendment.

**
Previously filed under this Registration Statement.
(b)
Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts for the Three Years Ended December 31, 2011 [Included in the Registrant's revised audited Financial Statements for the Three Years Ended December 31, 2011 attached as Exhibit 99.1 to the Registrant's Report on Form 8-K filed on July 16, 2012]. All other schedules are omitted because they are not applicable, not required, or because the required information is included in the financial statements or notes thereto.

Item 22.    Undertakings

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (3)   That for the purpose of determining liability of the undersigned Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (6)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (8)   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

REGISTRANT SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts on September 24, 2012.

Clean Harbors, Inc.
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge Vice Chairman and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALAN S. MCKIM* Alan S. McKim	Chairman of the Board of Directors and Chief Executive Officer	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Vice Chairman of the Board of Directors and President	September 24, 2012
/s/ ROBERT E. GAGNON* Robert E. Gagnon	Executive Vice President, Chief Financial Officer and Treasurer	September 24, 2012
/s/ JOHN R. BEALS* John R. Beals	Senior Vice President, Controller and Chief Accounting Officer	September 24, 2012
/s/ EUGENE BANUCCI* Eugene Banucci	Director	September 24, 2012
/s/ JOHN P. DEVILLARS* John P. DeVillars	Director	September 24, 2012
/s/ EDWARD G. GALANTE* Edward G. Galante	Director	September 24, 2012

Signature	Title	Date

/s/ JOHN F. KASLOW* John F. Kaslow	Director	September 24, 2012
/s/ ROD MARLIN* Rod Marlin	Director	September 24, 2012
/s/ DANIEL J. MCCARTHY* Daniel J. McCarthy	Director	September 24, 2012
/s/ JOHN T. PRESTON* John T. Preston	Director	September 24, 2012
/s/ ANDREA ROBERTSON* Andrea Robertson	Director	September 24, 2012
/s/ THOMAS J. SHIELDS* Thomas J. Shields	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

GUARANTOR REGISTRANTS SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrants have duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Altair Disposal Services, LLC
Baton Rouge Disposal, LLC
Bridgeport Disposal, LLC
Clean Harbors Andover, LLC
Clean Harbors Antioch, LLC
Clean Harbors Aragonite, LLC
Clean Harbors Arizona, LLC
Clean Harbors Baton Rouge, LLC
Clean Harbors BDT, LLC
Clean Harbors Buttonwillow, LLC
Clean Harbors Chattanooga, LLC
Clean Harbors Clive, LLC
Clean Harbors Coffeyville, LLC
Clean Harbors Colfax, LLC
Clean Harbors Deer Park, LLC
Clean Harbors Deer Trail, LLC
Clean Harbors El Dorado, LLC
Clean Harbors Florida, LLC
Clean Harbors Grassy Mountain, LLC
Clean Harbors Kansas, LLC
Clean Harbors LaPorte, LLC
Clean Harbors Laurel, LLC
Clean Harbors Lone Mountain, LLC
Clean Harbors Los Angeles, LLC
Clean Harbors Pecatonica, LLC
Clean Harbors PPM, LLC
Clean Harbors Recycling Services of Chicago, LLC
Clean Harbors Recycling Services of Ohio, LLC
Clean Harbors Reidsville, LLC
Clean Harbors San Jose, LLC
Clean Harbors Tennessee, LLC
Clean Harbors Westmorland, LLC
Clean Harbors White Castle, LLC
Clean Harbors Wilmington, LLC
Crowley Disposal, LLC
Disposal Properties, LLC
GSX Disposal, LLC
Hilliard Disposal, LLC
Roebuck Disposal, LLC

Sawyer Disposal Services, LLC Service Chemical, LLC Tulsa Disposal, LLC
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	Manager	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Manager	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

GUARANTOR REGISTRANTS SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrants have duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

ARC Advanced Reactors and Columns, LLC
Clean Harbors Catalyst Technologies, LLC
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALLY DUMONT* Wally Dumont	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Executive and Financial Officer	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Manager	September 24, 2012
/s/ WALLY DUMONT* Wally Dumont	Manager	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

 GUARANTOR REGISTRANT SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

CH International Holdings, LLC
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JERRY E. CORRELL* Jerry E. Correll	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Manager	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

GUARANTOR REGISTRANT SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrant has duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Clean Harbors Development, LLC
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM J. GEARY* William J. Geary	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	Manager	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Manager	September 24, 2012
/s/ WILLIAM J. GEARY* William J. Geary	Manager	September 24, 2012
/s/ ALAN S. MCKIM* Alan S. McKim	Manager	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

 GUARANTOR REGISTRANTS SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrants have duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Clean Harbors Disposal Services, Inc. Clean Harbors of Baltimore, Inc. Clean Harbors of Connecticut, Inc. DuraTherm, Inc. Spring Grove Resource Recovery, Inc.
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	Director	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

GUARANTOR REGISTRANTS SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrants have duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Clean Harbors Lone Star Corp. Clean Harbors (Mexico), Inc. Clean Harbors of Braintree, Inc. Clean Harbors Services, Inc.
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ ALAN S. MCKIM* Alan S. McKim	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

 GUARANTOR REGISTRANT SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Clean Harbors Environmental Services, Inc.
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON* Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	Director	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Director	September 24, 2012
/s/ ALAN S. MCKIM* Alan S. McKim	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

GUARANTOR REGISTRANT SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Clean Harbors Exploration Services, Inc.
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARVIN LEFEBVRE* Marvin LeFebvre	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ DAVID M. PARRY* David M. Parry	Director	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

GUARANTOR REGISTRANT SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Clean Harbors Industrial Services, Inc.
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALLY DUMONT* Wally Dumont	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON* Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ DAVID M. PARRY* David M. Parry	Director	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

GUARANTOR REGISTRANTS SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrants have duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Clean Harbors Kingston Facility Corporation
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN WEBER* Brian Weber	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ ALAN S. MCKIM* Alan S. McKim	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

 GUARANTOR REGISTRANTS SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrants have duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Murphy's Waste Oil Service, Inc.
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN WEBER* Brian Weber	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ ERIC W. GERSTENBERG* Eric W. Gerstenberg	Director	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

GUARANTOR REGISTRANT SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrants has duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Peak Energy Services USA, Inc. Sanitherm USA, Inc.
By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID M. PARRY* David M. Parry	President and Chief Executive Officer	September 24, 2012
/s/ ROBERT E. GAGNON Robert E. Gagnon	Executive Vice President, Treasurer and Chief Financial and Accounting Officer	September 24, 2012
/s/ DAVID M. PARRY* David M. Parry	Director	September 24, 2012
/s/ JAMES M. RUTLEDGE James M. Rutledge	Director	September 24, 2012

*By:	/s/ JAMES M. RUTLEDGE James M. Rutledge, Attorney-in-fact

 GUARANTOR REGISTRANT SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Guarantor Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwell, Commonwealth of Massachusetts, on September 24, 2012.

Plaquemine Remediation Services, LLC
By:	/s/ MICHAEL R. MCDONALD Michael R. McDonald, President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL R. MCDONALD Michael R. McDonald	President, Treasurer, Secretary and Chief Executive Financial and Accounting Officer	September 24, 2012
/s/ MICHAEL R. MCDONALD Michael R. McDonald	Manager	September 24, 2012

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
3.1A		Restated Articles of Organization of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.1A to the Registrant's Report on Form 8-K filed on May 19, 2005 (File No. 001-34223)).
3.1B
Articles of Amendment [as filed on May 9, 2011] to Restated Articles of Organization of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.1B to the Registrant's Report on Form 8-K filed on May 12, 2011 (File No. 001-34223)).
3.4B		Amended and Restated By-Laws of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.4B to the Registrant's Report on Form 8-K filed on December 6, 2011 (File No. 001-34223)).
3.5	*	Certificate of Organization and LLC Agreement of Altair Disposal Services, LLC
3.6	*	Certificate of Organization and LLC Agreement of ARC Advanced Reactors and Columns, LLC
3.7	*	Certificate of Organization and LLC Agreement of Baton Rouge Disposal, LLC
3.8	*	Certificate of Organization and LLC Agreement of Bridgeport Disposal, LLC
3.9	*	Certificate of Organization and LLC Agreement of CH International Holdings, LLC
3.10	*	Certificate of Incorporation and By-Laws of Clean Harbors (Mexico), Inc.
3.11	*	Certificate of Organization and LLC Agreement of Clean Harbors Andover, LLC
3.12	*	Certificate of Organization and LLC Agreement of Clean Harbors Antioch, LLC
3.13	*	Certificate of Organization and LLC Agreement of Clean Harbors Aragonite, LLC
3.14	*	Certificate of Organization and LLC Agreement of Clean Harbors Arizona, LLC
3.15	*	Certificate of Organization and LLC Agreement of Clean Harbors Baton Rouge, LLC
3.16	*	Certificate of Organization and LLC Agreement of Clean Harbors BDT, LLC
3.17	*	Certificate of Organization and LLC Agreement of Clean Harbors Buttonwillow, LLC
3.18	*	Certificate of Organization and LLC Agreement of Clean Harbors Catalyst Technologies, LLC
3.19	*	Certificate of Organization and LLC Agreement of Clean Harbors Chattanooga, LLC
3.20	*	Certificate of Organization and LLC Agreement of Clean Harbors Clive, LLC
3.21	*	Certificate of Organization and LLC Agreement of Clean Harbors Coffeyville, LLC
3.22	*	Certificate of Organization and LLC Agreement of Clean Harbors Colfax, LLC
3.23	*	Certificate of Organization and LLC Agreement of Clean Harbors Deer Park, LLC
3.24	*	Certificate of Organization and LLC Agreement of Clean Harbors Deer Trail, LLC
3.25	*	Certificate of Organization and LLC Agreement of Clean Harbors Development, LLC
3.26	*	Certificate of Incorporation and By-Laws of Clean Harbors Disposal Services, Inc.
3.27	*	Certificate of Organization and LLC Agreement of Clean Harbors El Dorado, LLC
3.28	*	Articles of Incorporation and By-Laws of Clean Harbors Environmental Services, Inc.
3.29	*	Certificate of Incorporation and By-Laws of Clean Harbors Exploration Services, Inc.
3.30	*	Certificate of Organization and LLC Agreement of Clean Harbors Florida, LLC

Exhibit No.		Description of Exhibit
3.31	*	Certificate of Organization and LLC Agreement of Clean Harbors Grassy Mountain, LLC
3.32	*	Certificate of Incorporation and By-Laws of Clean Harbors Industrial Services, Inc.
3.33	*	Certificate of Organization and LLC Agreement of Clean Harbors Kansas, LLC
3.34	*	Articles of Incorporation and By-Laws of Clean Harbors Kingston Facility Corporation
3.35	*	Certificate of Organization and LLC Agreement of Clean Harbors LaPorte, LLC
3.36	*	Certificate of Organization and LLC Agreement of Clean Harbors Laurel, LLC
3.37	*	Certificate of Organization and LLC Agreement of Clean Harbors Lone Mountain, LLC
3.38	*	Certificate of Incorporation and By-Laws of Clean Harbors Lone Star Corp.
3.39	*	Certificate of Organization and LLC Agreement of Clean Harbors Los Angeles, LLC
3.40	*	Certificate of Incorporation and By-Laws of Clean Harbors of Baltimore, Inc.
3.41	*	Articles of Incorporation and By-Laws of Clean Harbors of Braintree, Inc.
3.42	*	Certificate of Incorporation and By-Laws of Clean Harbors of Connecticut, Inc.
3.43	*	Certificate of Organization and LLC Agreement of Clean Harbors Pecatonica, LLC
3.44	*	Certificate of Organization and LLC Agreement of Clean Harbors PPM, LLC
3.45	*	Certificate of Organization and LLC Agreement of Clean Harbors Recycling Services of Chicago, LLC
3.46	*	Certificate of Organization and LLC Agreement of Clean Harbors Recycling Services of Ohio, LLC
3.47	*	Certificate of Organization and LLC Agreement of Clean Harbors Reidsville, LLC
3.48	*	Certificate of Organization and LLC Agreement of Clean Harbors San Jose, LLC
3.49	*	Articles of Incorporation and By-Laws of Clean Harbors Services, Inc.
3.50	*	Certificate of Organization and LLC Agreement of Clean Harbors Tennessee, LLC
3.51	*	Certificate of Organization and LLC Agreement of Clean Harbors Westmorland, LLC
3.52	*	Certificate of Organization and LLC Agreement of Clean Harbors White Castle, LLC
3.53	*	Certificate of Organization and LLC Agreement of Clean Harbors Wilmington, LLC
3.54	*	Certificate of Organization and LLC Agreement of Crowley Disposal, LLC
3.55	*	Certificate of Organization and LLC Agreement of Disposal Properties, LLC
3.56	*	Certificate of Incorporation and By-Laws of DuraTherm, Inc.
3.57	*	Certificate of Organization and LLC Agreement of GSX Disposal, LLC
3.58	*	Certificate of Organization and LLC Agreement of Hilliard Disposal, LLC
3.59	*	Articles of Incorporation and By-Laws of Murphy's Waste Oil Service, Inc.
3.60	*	Certificate of Incorporation and By-Laws of Peak Energy Services USA, Inc.
3.61	*	Certificate of Organization and LLC Agreement of Plaquemine Remediation Services, LLC
3.62	*	Certificate of Organization and LLC Agreement of Roebuck Disposal, LLC
3.63	*	Certificate of Incorporation and By-Laws of Sanitherm USA, Inc.
3.64	*	Certificate of Organization and LLC Agreement of Sawyer Disposal Services, LLC

Exhibit No.		Description of Exhibit
3.65	*	Certificate of Organization and LLC Agreement of Service Chemical, LLC
3.66	*	Certificate of Incorporation and By-Laws of Spring Grove Resource Recovery, Inc.
3.67	*	Certificate of Organization and LLC Agreement of Tulsa Disposal, LLC
4.1
Indenture dated as of July 30, 2012, by and among Clean Harbors, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee and, relating to the 5.25% Senior Notes due 2020, including the form of 5.25% Senior Note due 2010 (incorporated by reference to Exhibit 4.40 to the Registrant's Report on Form 8-K filed on July 30, 2012 due 2010 (File No. 001-34223)).
4.2
Registration Rights Agreement dated July 30, 2012 between Clean Harbors, Inc., the domestic subsidiaries of Clean Harbors, Inc. as guarantors, and Goldman Sachs & Co. (incorporated by reference to Exhibit 4.41 to the Registrant's Report on Form 8-K filed on July 30, 2012 (File No. 001-34223)).
4.3
Third Amended and Restated Credit Agreement dated as of May 31, 2011 among Clean Harbors, Inc., as the U.S. Borrower, Clean Harbors Industrial Services Canada, Inc., as the Canadian Borrower, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto (incorporated by reference to Exhibit 4.33E, to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.4
Guarantee (U.S. Domiciled Loan Parties—U.S. Facility Obligations) dated as of May 31, 2011 executed by the U.S. Domiciled Subsidiaries of Clean Harbors, Inc. named therein in favor of Bank of America, N.A., as Agent for itself and the other U.S. Facility Secured Parties (incorporated by reference to Exhibit 4.33F to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.5
Guarantee (Canadian Domiciled Loan Parties—Canadian Facility Obligations) dated as of May 31, 2011 executed by the Canadian Domiciled Subsidiaries of Clean Harbors, Inc. named therein in favor of Bank of America, N.A., as Agent for itself and the other Canadian Facility Secured Parties (incorporated by reference to Exhibit 4.33G to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.6
Guarantee (U.S. Domiciled Loan Parties—Canadian Facility Obligations) dated as of May 31, 2011 executed by Clean Harbors, Inc. and the U.S. Domiciled Subsidiaries of Clean Harbors, Inc. named therein in favor of Bank of America, N.A., as Agent for itself and the other Canadian Facility Secured Parties (incorporated by reference to Exhibit 4.33H to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.7
Security Agreement (U.S. Domiciled Loan Parties) dated as of May 31, 2011 among Clean Harbors, Inc., as the U.S. Borrower and a Grantor, the subsidiaries of Clean Harbors, Inc. listed on Annex A thereto or that thereafter become a party thereto as Grantors, and Bank of America, N.A., as Agent (incorporated by reference to Exhibit 4.33I to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
4.7A	*
First Amendment to Security Agreement (U.S. Domiciled Loan Parties) dated as of September 12, 2012 among Clean Harbors, Inc., as the U.S. Borrower, the subsidiaries of Clean Harbors, Inc. listed on Annex A thereto or that thereafter become a party thereto as Grantors, and Bank of America, N.A., as Agent.

Exhibit No.		Description of Exhibit
4.8		Security Agreement (Canadian Domiciled Loan Parties) dated as of May 31, 2011 among Clean Harbors Industrial Services Canada, Inc., as the Canadian Borrower and a Grantor, the Canadian subsidiaries of Clean Harbors, Inc. listed on Annex A thereto or that thereafter become a party thereto as Grantors, and Bank of America, N.A., as Agent (incorporated by reference to Exhibit 4.33J to the Registrant's Report on Form 8-K filed on June 3, 2011 (File No. 001-34223)).
5.1	*	Opinion of Davis, Malm & D'Agostine, P.C.
12.1	**	Statement regarding computation of ratio of earnings to fixed charges.
21.1	**	Subsidiaries of the Registrant.
23.1	*	Consent of Deloitte & Touche LLP.
23.2	*	Consent of Davis, Malm & D'Agostine, P.C. (included in Exhibit 5.1).
24	**	Powers of Attorney.
25.1	**	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee, on Form T-1, relating to the Registrant's 5.25% Senior Notes due 2020.
99.1	**	Form of Letter of Transmittal.
99.2	**	Form of Notice of Guaranteed Delivery.
99.3	**	Form of Letter to Registered Holders and DTC Participants.
99.4	**	Form of Letter to Clients.
99.5	**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Filed with this Amendment.

**
Previously filed under this Registration Statement.